UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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CLARCOR Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of
Annual Meeting of Shareholders

The Annual Meeting of Shareholders of CLARCOR Inc. (the “Company”) will be held at the offices of the Company at 840 Crescent Centre Dr., Suite 600, Franklin, TN 37067, on Tuesday, March 29, 2016 at 9:00 A.M., Central Time, for the following purposes:

1.	To elect as Directors the four nominees named in the attached Proxy Statement for a term of three years each;

2.	To approve, on an advisory and non-binding basis, the Company’s executive compensation programs and practices as described in the Proxy Statement;

3.	To vote upon a shareholder proposal relating to sustainability reporting, if properly presented at the meeting;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 3, 2016; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only holders of CLARCOR Common Stock of record at the close of business on Friday, February 5, 2016 are entitled to receive notice of and to vote at the meeting or any adjournment thereof.

Whether or not you plan to attend the meeting, you are requested to vote on these proposals. In the event that you do not attend and vote at the Annual Meeting, you can vote in one of three ways: (i) sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose; (ii) vote by internet pursuant to the instructions on the enclosed proxy card; or (iii) vote by telephone pursuant to the instructions on the enclosed proxy card. Your vote is important and very much appreciated.

/s/ RICHARD M. WOLFSON
RICHARD M. WOLFSON
Secretary

PLEASE SIGN AND DATE THE ACCOMPANYING PROXY
AND MAIL IT PROMPTLY.

Franklin, Tennessee
February 19, 2016

i

ii

CLARCOR Inc.
840 Crescent Centre Drive, Suite 600
Franklin, Tennessee 37067

PROXY STATEMENT

Annual Meeting of Shareholders

This Proxy Statement and the accompanying proxy are being mailed to shareholders of CLARCOR Inc. (the “Company”) on February 19, 2016. They are being furnished in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the Annual Meeting of Shareholders to be held at the offices of the Company at 840 Crescent Centre Dr., Suite 600, Franklin, TN 37067, on Tuesday, March 29, 2016 at 9:00 A.M., Central Time, for the purposes set forth in the Notice of Annual Meeting of Shareholders. Directions to the Annual Meeting and information on how to vote in person can be obtained on-line at www.clarcorproxy.com or by contacting the Company’s Secretary, Richard M. Wolfson, at 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067, telephone: (615) 771-3100.

A shareholder may vote by executing the proxy card or vote via the internet or by telephone pursuant to the instructions on the proxy card. A shareholder who gives a proxy may revoke it at any time before it is voted by giving written notice of the termination thereof to the Secretary of the Company, by filing with him another proxy or by attending the Annual Meeting and voting his or her shares in person.

All valid proxies delivered pursuant to this solicitation, if received in time and not revoked, will be voted. If no specifications are given by the shareholder executing the proxy card, valid proxies will be voted (a) for the election of the four individuals nominated for election to the Board named herein, (b) for the approval, on an advisory and non-binding basis, of the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this Proxy Statement, (c) against the shareholder proposal relating to sustainability reporting, (d) for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books and accounts of the Company for the fiscal year ending December 3, 2016, and (e) in the discretion of the appointed proxies, upon such other matters as may properly come before the meeting.

As of February 5, 2016 (the record date for the Annual Meeting), the Company had outstanding 48,509,450 shares of Common Stock, constituting the only class of voting securities of the Company outstanding, and each outstanding share is entitled to one vote on all matters to be voted upon. Only holders of CLARCOR Common Stock of record at the close of business on February 5, 2016 are entitled to notice of and to vote at the meeting. A majority of the shares of Common Stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum for purposes of the Annual Meeting. Proxies received but marked as abstentions and broker non-votes (as defined below under “Voting Matters”) will be included in the calculation of the number of shares considered to be present at the meeting.

Voting Matters

If a quorum is present at the Annual Meeting, the outcome of the Proposals to be voted on will be determined as follows:

●	With respect to Proposal 1 (Election of Directors), the four directors receiving the greater number of votes will be elected.

●

With respect to Proposal 2 (Advisory Vote on the Company’s Executive Compensation Programs and Practices); Proposal 3 (Vote on Shareholder Proposal Relating to Sustainability Reporting); and Proposal 4 (Ratification of the Appointment of PricewaterhouseCoopers LLP), these will be approved if they receive the affirmative vote of a majority of the shares of Common Stock of the Company present in person or represented by proxy at the meeting and entitled to vote at the meeting.

If your shares are held by a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares held in “street name”. In such case, these proxy materials are being forwarded to you by your bank, brokerage firm or other nominee (the “record holder”), along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. In addition, as the beneficial holder of shares, you are entitled to attend the Annual Meeting. If you are a beneficial owner, however, you may not vote your shares in person at the meeting unless you obtain a legal proxy, executed in your favor, from the record holder of your shares.

Pursuant to New York Stock Exchange (“NYSE”) Rule 452, if your shares are held in street name and you do not give voting instructions to the record holder, the record holder will not be permitted to vote your shares with respect to Proposals 1, 2 and 3, and your shares will be considered “broker non-votes” with respect to these proposals. However, the record holder will be entitled to vote your shares with respect to Proposal 4 even if you do not give voting instructions.

Broker non-votes will be treated as shares present for quorum purposes, but not entitled to vote. Therefore, broker non-votes will not affect the outcome of Proposals 1, 2 or 3.

Abstentions will have no effect on Proposal 1. With respect to Proposals 2, 3 and 4, abstentions will be treated as shares present for quorum purposes and entitled to vote, so they will therefore be equivalent to a vote against such proposals.

We know of no business to be conducted at the Annual Meeting other than Proposals 1, 2, 3 and 4. The Company’s bylaws require shareholders to give advance notice of any proposal intended to be presented at the meeting. The deadline for this notice has passed and we did not receive any such notice made in compliance with the Company’s bylaws, aside from Proposal 3 made by a shareholder pursuant to Exchange Act Rule 14a-8. If any other matter properly comes before the shareholders for a vote at the Annual Meeting, the proxy holders named in the proxy cards will vote your shares in accordance with their best judgment.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on March 29, 2016:

The following Proxy materials are available for you to review online at: www.clarcorproxy.com:

●	This Proxy Statement;

●	Form of Proxy card;

●	The Company’s Annual Report for the fiscal year ended November 28, 2015 (which is not deemed to be part of the official proxy soliciting materials); and

●	Any amendments to the foregoing materials that are required to be furnished to shareholders.

In accordance with Securities and Exchange Commission (“SEC”) rules, the foregoing website does not use “cookies”, track user moves or gather any personal information.

In addition, you may request a copy of any of the above materials by calling 1-800-252-7267, pressing “0” and asking to be connected to the Company’s Secretary, Richard M. Wolfson, or by sending an e-mail setting forth a valid mailing address to: investor@clarcor.com.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nominees for Election to the Board

The Company’s Certificate of Incorporation provides for a board of directors consisting of not less than nine directors divided into three classes, with each class to be as nearly equal in number as possible. One class of directors is elected at each Annual Meeting of Shareholders. The Board is currently comprised of ten directors, four of whom are up for election or re-election, as applicable, this year.

The four nominees for election at the Annual Meeting are Messrs. Robert H. Burgstahler, Christopher L. Conway, Paul Donovan and Thomas W. Giacomini. All of the nominees are current directors whose terms in office expire this year. Messrs. Burgstahler, Conway and Donovan were previously elected by the shareholders of the Company, while Mr. Giacomini was appointed by the Board on August 10, 2015.

All of the nominees have been recommended by the Director Affairs/Corporate Governance Committee and by the entire Board for election or re-election, as applicable, to our Board, and all of the nominees have consented to serve if elected. In the event any of these nominees is unable to serve as a director, the shares represented by the proxy will not be voted with respect to such individual. The Board has no reason to believe that any of the nominees will be unable to serve.

If elected, Messrs. Burgstahler, Conway, Donovan and Giacomini will hold office for a three-year period ending in 2019, or until their respective successors are duly elected and qualified.

Information Concerning Nominees and Directors

The following are the current directors of the Company (including the nominees), their ages, the year in which each first became a director, their principal occupations or employment during at least the past five years, other directorships held with public companies (where indicated) within the last five years, and other information regarding their respective qualifications to serve as directors of the Company:

			Year Term as
Name	Age	Director Since	Director Expires
James W. Bradford, Jr.	68	January 20, 2006	2018

Mr. Bradford retired on July 1, 2013 as the Dean of the Owen Graduate School of Management, Vanderbilt University, Nashville, Tennessee (“Owen”), a position that he held since 2004. From November 2002 until 2004 he was the Associate Dean of Corporate Relations of Owen. From 1999 to 2001 he was the President and Chief Executive Officer of United Glass Corporation (“United Glass”), a large national fabricator of flat glass. From 1992 until 1999 Mr. Bradford served as President and CEO of AFG Industries, Inc., a leading manufacturer, fabricator and distributor of flat and automotive glass in the Americas. Mr. Bradford is a director of three other publicly traded U.S. corporations: Cracker Barrel Old Country Store, Inc. (“Cracker Barrel”), Genesco Inc. (“Genesco”) and Granite Construction Incorporated, and sits on other advisory and academic boards and councils and teaches business classes at Owen. Mr. Bradford is the non-executive Chairman of Cracker Barrel and the lead independent director of Genesco. In June 2015, Mr. Bradford was recognized as the Non-Executive Chairman of the Year by the New York Stock Exchange (NYSE) Governance Services for his service as Cracker Barrel’s non-executive chairman.

As the former leader of one of the United States’ preeminent business schools and a business professor, Mr. Bradford regularly interacts with leading business executives, academicians and practitioners around the globe, which has provided significant benefits to the Company, including in the area of executive recruitment and corporate governance. Mr. Bradford’s role as lead independent director and non-executive chairman of other public companies and his demonstrated track record in the area of corporate governance are valuable to both the Board and the Company. Additionally, Mr. Bradford’s executive experience in leading a large and acquisitive industrial company provided him with practical and actual experience that is highly relevant to the Company’s business and has made Mr. Bradford a resource for the Company’s management team.

			Year Term as
Name	Age	Director Since	Director Expires
*Robert J. Burgstahler	71	December 18, 2000	2016

Mr. Burgstahler is a former senior executive of 3M Company (“3M”), St. Paul, Minnesota. He served as 3M’s Senior Vice President, Business Development and Corporate Services from 2002 until 2003, and Vice President, Finance and Administrative Services from 2000 to 2002. Mr. Burgstahler was President and General Manager of 3M Canada from 1998 to 2000 and Staff Vice President Taxes of 3M from 1995 to 1998.

Mr. Burgstahler brings an exceptionally strong finance and management background to the Board. His experience in all aspects of financial reporting and financial management for a large multinational corporation has made him a valuable resource for the Company and its management. In addition, Mr. Burgstahler’s executive experience in having led 3M Canada, a large international business unit of 3M, has been valuable to the Company in its efforts to grow outside of the United States.

In recognition of his strength as a director, Mr. Burgstahler serves as the Company’s Lead Director, as described further below in this Proxy Statement, under the heading “Board Leadership”.

Wesley M. Clark	63	March 26, 2013	2018

Mr. Clark served as the Chief Executive Officer of Morton Salt, Inc., North America’s leading supplier of consumer, industrial and commercial salt products, from 2007 until 2009. From 2004 until 2007, Mr. Clark was an Operating Partner with Advent International Global Private Equity (“Advent”), a large international private equity firm, and from 2001 until 2004, he served as President, Chief Operating Officer and a board member of W.W. Grainger, Inc., North America’s leading distributor of maintenance, repair and operating supplies.

Mr. Clark currently serves as an Operating Partner with Advent, as the non-executive Chairman of the Board of Patriot Supply Holdings, Inc. and Distribution International, Inc., as a board member of American Builders & Contractors Supply Co., Inc. and Uline Corporation, and as a member of the Supervisory Board of K+S AG, a large publicly traded mining company headquartered in Kassel, Germany.

Mr. Clark’s experience at the helm and on the boards of some of the country’s largest commercial distribution companies is valuable to the Company as it seeks to expand distribution channels and enter new markets. Mr. Clark also has significant experience in evaluating and structuring significant acquisitions and divestitures and has provided meaningful assistance and advice to Company management in this regard.

*Christopher L. Conway	60	March 27, 2012	2016

Mr. Conway was appointed Chief Executive Officer of the Company on December 13, 2011, a director on March 27, 2012, and Chairman of the Board effective November 30, 2012. Mr. Conway served as President and Chief Operating Officer of the Company from July 2010 until December 2011, as the President of the Company’s PecoFacet division from 2007 until 2010, and as the Vice President of Manufacturing of Baldwin Filters, Inc., the Company’s largest subsidiary, from 2006 until 2007. Mr. Conway also serves on the board of Watts Water Technologies, Inc., a publicly traded U.S. corporation.

Mr. Conway has approximately 29 years of experience in the filtration industry, in a variety of operational, strategic and research and development capacities. Mr. Conway has a wealth of operational and management experience in filtration related businesses, for both the Company as well as one of the Company’s most significant competitors. Mr. Conway’s experience and knowledge with respect to filtration applications, end-markets and technologies, as well as his first-hand knowledge of several of the Company’s largest and most strategically important business units, is what led the Board to select him as the Company’s Chief Executive Officer. This experience and knowledge, combined with Mr. Conway’s tenure with the Company, facilitates his service as Chairman and better enables the Board to set the strategic path for the Company and its operating units.

			Year Term as
Name	Age	Director Since	Director Expires
*Paul Donovan	68	March 24, 2003	2016

Mr. Donovan served as Senior Executive Vice President and Chief Financial Officer of Wisconsin Energy Corporation, a holding company with subsidiaries primarily in utility businesses, from August 1999 until June 2003, and retired as a special advisor to the Chairman of that company in February 2004. Mr. Donovan was the Executive Vice President and Chief Financial Officer of Sundstrand Corporation from December 1988 to June 1999. Mr. Donovan is a director of one other publicly traded U.S. corporation: Woodward, Inc.

Mr. Donovan brings an exceptionally strong finance and management background to the Board. His expertise in all aspects of financial reporting and financial management for large industrial corporations has made him a valuable resource for the Company and its management, and qualifies him as a financial expert for the Audit Committee, which committee he currently chairs. His experience on other public company boards has provided significant benefits to the Company and the Board, including in the areas of corporate governance and executive compensation.

Mark A. Emkes	62	June 25, 2010	2017

For more than five years and until his retirement effective on February 28, 2010, Mr. Emkes was the Chairman and Chief Executive Officer of Bridgestone Americas, Inc. and Bridgestone Americas Holdings, Inc., the world’s largest tire and rubber company. He was also President of Bridgestone Americas, Inc. from January 2009 until his retirement. Mr. Emkes served as a director of Bridgestone Corporation from April 1, 2004 through February 28, 2010. Mr. Emkes currently serves as a director of three other publicly traded US corporations: Corrections Corporation of America, Greif, Inc. and First Horizon National Corporation. From 2010 until 2013, Mr. Emkes served as the State of Tennessee’s Commissioner of Finance and Administration, a state-level cabinet position.

Mr. Emkes’ experience as a former chief executive officer of a major multinational industrial firm and the significant time that Mr. Emkes spent living and operating businesses outside of the United States, including the United Arab Emirates, Spain, Mexico and Brazil, make him a valuable director for the Company as it continues its international growth efforts. In addition, Mr. Emkes has significant marketing and distribution experience in aftermarket sales channels that are important to many of the Company’s key operating businesses. Finally, his experience on other public company boards provides significant benefits to the Company and the Board.

*Thomas W. Giacomini	50	August 10, 2015	2016

Mr. Giacomini is the Chairman, President and Chief Executive Officer of John Bean Technologies Corporation, (“JBT”), a publicly traded global technology solutions provider to the food processing and air transportation industries. For approximately ten years prior to his joining JBT in 2013, Mr. Giacomini served in a variety of executive roles at Dover Corporation and certain of its subsidiaries and operating divisions, including as President and Chief Executive Officer of Dover Engineered Systems, President and Chief Executive Officer of Dover Industrial Products and President of Dover’s Material Handling Platform.

Mr. Giacomini’s current service as a Chief Executive Officer of a publicly-traded global industrial company and his broad range of operational and management experiences allow Mr. Giacomini to bring current and relevant perspectives to the Board and make Mr. Giacomini a valuable contributor to the Board and resource for management in respect of a variety of important areas, including global expansion, mergers and acquisitions, supply chain management, talent acquisition, research and development and corporate governance.

			Year Term as
Name	Age	Director Since	Director Expires
Robert H. Jenkins	72	March 23, 1999	2017

Mr. Jenkins is the retired Chairman of Hamilton Sundstrand Corporation, Rockford, Illinois, an aerospace and industrial company that resulted from a merger with United Technologies Corporation in 1999. He served as Chairman, President and Chief Executive Officer of predecessor Sundstrand Corporation (“Sundstrand”) from 1997 to 1999 and as President and Chief Executive Officer of Sundstrand from 1995 to 1997. Mr. Jenkins is a director of two other publicly traded U.S. corporations: ACCO Brands Corporation (“Acco”), and AK Steel Holding Corporation (“AK Steel”). Mr. Jenkins currently serves as the independent lead director of Acco and formerly held such position at AK Steel. Mr. Jenkins formerly served as a director of Solutia, Inc. from 1997 to 2008 and a director of Jason Industries, Inc. from 2014 until 2015.

Mr. Jenkins’ experience as the former chief executive officer of a publicly held major industrial firm and his business and operational experience at a number of companies in other industries brings a wealth of relevant experience to the Board and has made Mr. Jenkins a resource for the Company and its management team. In addition, Mr. Jenkins’ extensive corporate governance experience as an independent lead director for Acco (and previously for AK Steel) has been and continues to be valuable to the Company and the Board.

Philip R. Lochner, Jr.	72	June 17, 1999	2017

Mr. Lochner was the Senior Vice President and Chief Administrative Officer, Time Warner, Inc., New York, NY (“Time Warner”) from 1991 to 1998, and a Commissioner of the United States Securities and Exchange Commission from 1990 to 1991. Mr. Lochner is currently a director of two other publicly traded U.S. corporations: Crane Co. and CMS Energy Corporation (where he served as the Presiding Director until 2015). In the past ten years, he has also served as the director of Adelphia Communications Corporation (post-Chapter 11 filing); Apria Healthcare Group, Inc.; GTECH Holdings Corporation; Gentiva Health Services, Inc.; Monster Worldwide, Inc. and Solutia Inc., and as a director of the National Association of Securities Dealers and the American Stock Exchange.

At various times during his tenure with Time Warner, Mr. Lochner’s duties included oversight of certain shareholder relations, legal, internal audit, executive compensation, real estate, human resources and other functions. As a former SEC Commissioner and a current and former director of public companies, Mr. Lochner has significant experience in the area of corporate governance as well as securities and disclosure matters, and is a valuable resource to the Board and to management in these areas. Additionally, the management and administrative expertise in the functional areas described above that Mr. Lochner gained as a senior executive of Time Warner make him a valuable member of the Board and a resource to the Company and to management.

James L. Packard**	73	June 22, 1998	2018

Mr. Packard is the former Chairman, President and CEO of Regal Beloit Corporation (“Regal Beloit”), a worldwide manufacturer of mechanical power transmission equipment, electric motors and controls, and electric power generators headquartered in Beloit, Wisconsin. He served as Executive Chairman of Regal Beloit from April 2005 to December 2006, Chairman from 1986 to April 2005, President from 1980 to 2002 and Chief Executive Officer from 1984 to 2005. Mr. Packard is currently a director of one other publicly traded U.S. corporation Douglas Dynamics, Inc., and is also a director of First National Bank and Trust, located in Beloit, Wisconsin, and ABC Supply Co., Inc., located in Beloit, Wisconsin. Mr. Packard previously served on the boards of three other companies that were publicly listed during the time of Mr. Packard’s service on their boards: The Manitowoc Company, Inc., Elco Corporation, and Gehl Company.

Mr. Packard served on the Board of Governors of the American Stock Exchange (AMEX) and was a member of the Executive Committee, the Board Oversight Committee on Specialist Unit Structure, and the Listed Company Advisory Committee. He was on the Board of Governors at the time AMEX merged with NASD, and after the merger he served as a member of the Listing and Hearing Review Council of the NASD.

Mr. Packard’s experience as a former chief executive officer of a publicly held major industrial firm and his experience on the boards of companies in other industries are highly relevant to his duties on the Board and have made Mr. Packard a resource for the Company and its management team. In addition, Mr. Packard’s extensive experience in the area of corporate governance make him an effective member of the Company’s Director Affairs/Corporate Governance Committee, which committee he chaired from 2005 until 2014.

____________________

*	Nominees for election to terms expiring in 2019.

**	Mr. Packard’s current term expires in 2018; however, it is anticipated that Mr. Packard will retire from the Board on the date of the Company’s 2017 Annual Meeting of Shareholders, in keeping with the Company’s current retirement policy, under which non-employee directors retire from the Board on the date of the annual meeting of shareholders immediately following the date on which they reach the age of 74.

Vote Required

A shareholder may mark the accompanying form of proxy to (i) vote for all nominees, (ii) withhold votes from all nominees, or (iii) vote for one or more nominees while withholding votes from one or more specified nominees. If a quorum is present at the Annual Meeting, the four directors receiving the greatest number of votes will be elected. As there are precisely four nominees, any director receiving any votes will be elected.

Pursuant to NYSE Rule 452, the uncontested election of directors may not be voted upon by banks, brokerage firms or other nominees holding shares in street name without instruction from beneficial owners. Consequently, proxies submitted by banks, brokerage firms or other nominees holding shares in street name may not, in the absence of specific instructions from beneficial owners, vote the shares in favor of a nominee or withhold votes from a nominee at the discretion of the bank, brokerage firm or other nominee.

If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote FOR the election of Messrs. Burgstahler, Conway, Donovan and Giacomini as directors of the Company in accordance with the Board’s recommendation below. As noted earlier in this Proxy Statement, broker non-votes and abstentions will not affect the outcome of our director elections.

The Board of Directors recommends a vote FOR the election of Messrs. Burgstahler, Conway, Donovan and Giacomini as directors of the Company.

CORPORATE GOVERNANCE

Independence

NYSE corporate governance rules require that the board of directors of a listed company consists of a majority of independent directors. The Company’s Board currently has, and previously has had, a majority of independent directors. Nine of the ten current members of the Board are independent; only Mr. Conway is not.

Pursuant to the NYSE corporate governance rules, the Board has adopted categorical independence standards to provide assistance in the determination of director independence. The categorical standards are set forth below and provide that a director will not qualify as an independent director if:

(i)	The director is, or has been within the last three years, an employee of the Company, or an immediate family member of the director is, or has been within the last three years, an executive officer of the Company;

(ii)	The director has received, or has an immediate family member who has received, during any twelve month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service)[1];

(iii)	The director is a current partner or employee of the Company’s external audit firm, or was within the past three years a partner or employee of such firm and personally worked on the Company’s audit within that time;

(iv)	The director has an immediate family member who (a) is a current partner of a firm that is the Company’s external auditor, (b) is a current employee of such firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or (c) was within the past three years a partner or employee of such firm and personally worked on the Company’s audit within that time;

(v)	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;

(vi)	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

(vii)	The director or an immediate family member is a current officer, director or trustee of a charitable organization where the Company’s annual discretionary charitable contributions to the charitable organization are more than the greater of (i) two percent (2%) of that organization’s total annual charitable receipts, or (ii) $1,000,000.

For purposes of the categorical standards, immediate family member generally includes a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

The Board has affirmatively determined, assisted by the categorical independence standards set forth above, that none of the outside Directors has a material relationship with the Company (either directly or as a partner, shareholder, officer, employee or trustee of an organization that has a relationship with the Company). In making its determination with respect to all of the outside directors other than Mr. Donovan (who is separately discussed below), the Board considered (i) affirmative representations made by each director attesting to the lack of any commercial, banking, consulting, legal, accounting, charitable or familial relationships between such director (or persons or organizations with which a director has an affiliation) and the Company; and (ii) affirmative representations by the Company’s management that no such relationships exist to the knowledge of management.

____________________

1	The commentary to the NYSE rules clarify, however, that this categorical standard described in clause (ii) does not apply with respect to a director’s immediate family member who is employed by the Company in a capacity other than an executive officer.

Applying the foregoing, the Board has determined that each of Messrs. Bradford, Burgstahler, Clark, Emkes, Giacomini, Jenkins, Lochner and Packard is independent under the NYSE corporate governance rules.

The Board has also determined that Mr. Donovan is independent under the NYSE corporate governance rules. In January of 2012, the Company hired Mr. Donovan’s son-in-law, David Janicek, to serve as the Company’s Vice President - Corporate Controller, a position in which Mr. Janicek continues to serve as of the date of this proxy statement. Additionally, on February 7, 2016, the Company’s Chief Executive Officer, Mr. Conway, created the position of Vice President of Corporate Strategy and Business Development and assigned Mr. Janicek to this newly created role. In this capacity, Mr. Janicek will report to Mr. Conway and work with the Company’s business units and with corporate senior management to identify and pursue growth-related initiatives, engage in strategic planning and work on acquisition activities. Until such time as the Company hires someone to replace Mr. Janicek as the Company’s Corporate Controller, Mr. Janicek will serve in both roles. Neither the position of Corporate Controller nor the Vice President of Corporate Strategy and Business Development are executive officer positions, including as such term is defined under the rules of the NYSE and the SEC.

As described in greater detail in the Company’s Proxy Statement filed with the SEC on February 17, 2012, an independent third party recruiter identified Mr. Janicek to the Company for the Corporate Controller position with no knowledge, input or suggestion by Mr. Donovan. After the relationship between Mr. Janicek and Mr. Donovan became known, a special committee of the Board, consisting of the chairmen of each of the Board’s standing committees, comprehensively evaluated and approved the hiring of Mr. Janicek, and determined that such hiring would not impact Mr. Donovan’s independence and would be in the best interest of the Company, before an offer was extended to him. Mr. Donovan currently has no input or oversight into any aspect of Mr. Janicek’s employment, and Mr. Donovan played no role in Mr. Conway’s decision to appoint Mr. Janicek to the position of Vice President of Corporate Strategy and Business Development.

Each year, the Board (with Mr. Donovan recused) reevaluates Mr. Donovan’s independence and any potential conflict of interest, and in doing so considers certifications from Mr. Donovan and input from the Company’s General Counsel attesting to the absence of any changes in facts or circumstances arising over the previous 12 months that might change the Board’s prior analyses and findings. The Board also solicits input from the Company’s CEO, CFO and General Counsel regarding Mr. Janicek’s performance, their perception of his relationship with Mr. Donovan, and their confirmation that no conflict of interest has arisen or is foreseen to arise.

In light of this analysis, on January 23, 2016, the Board (with Mr. Donovan recused) unanimously and affirmatively resolved that Mr. Donovan is independent and Mr. Janicek’s employment does not present a conflict of interest. On February 8, 2016, following Mr. Conway’s appointment of Mr. Janicek as Vice President of Corporate Strategy and Business Development, the Board (with Mr. Donovan recused) reconsidered Mr. Donovan’s independence and unanimously reached an identical conclusion.

Meetings and Fees

The Board held seven meetings during fiscal 2015. Each of the Company’s directors attended at least 75% of the aggregate of all meetings of (i) the Board and (ii) the Committees of the Board of which he or she served during fiscal 2015.

As disclosed in the Company’s proxy statement filed with the SEC on February 23, 2015 (the “2015 Proxy Statement”), effective as of the 2015 Annual Meeting of Shareholders (the “2015 Annual Meeting”) the Company increased the annual retainer and committee chairmanship fees payable to non-employee directors and eliminated the payment of individual meeting fees except in special circumstances (such as insolvency, corporate combination transactions or other matters where the number and duration of meetings is anticipated to be significantly above historical experience). Consequently, during fiscal 2015 non-employees directors received the following remuneration:

●

For each Board and Committee meeting held between December 1, 2014 and March 24, 2015 (i.e., prior to the 2015 Annual Meeting, when the revised fee structure took effect) each non-employee director received a fee of $1,500 if he attended the meeting in person, and a fee of $1,000 if he attended by telephone.

●

Effective as of the 2015 Annual Meeting, each non-employee director who was a member of the Audit Committee received an annual retainer of $75,000 and each non-employee director who was not a member of the Audit Committee received an annual retainer of $70,000, in each case payable in cash or Company stock at the director’s election. These amounts were increased from the previous annual retainer amount of $45,000, which applied to all directors irrespective of whether they served on the Audit Committee. Under the Company’s 2014 Incentive Plan (“2014 Incentive Plan”), non-employee directors may elect to receive a grant of shares of the Company’s common stock with an aggregate fair market value equal to and in lieu of the annual retainer. All directors other than Mr. Giacomini elected to take the 2015 annual retainer in cash. Mr. Giacomini, who joined the Board on August 10, 2015, elected to take his pro-rated annual retainer in Company stock.

●	Effective as of the 2015 Annual Meeting, Lead Director and chairmanship fees, payable in cash, were as follows:

	○	Lead Director - $25,000 (no change from prior year)

	○	Audit Committee Chairman - $15,000 (increased from $10,000 the prior year)

	○	Compensation Committee Chairman - $10,000 (increased from $6,500 the prior year)

	○	Director Affairs/Governance Committee Chairman - $7,500 (increased from $6,500 the prior year)

Each year the Directors Affairs/Corporate Governance Committee (the “Governance Committee”) reviews the compensation payable to the Company’s directors, and in fiscal 2015 the Committee also engaged Frederic W. Cook & Co., Inc. (“FWC”) as its independent advisor to assist the Committee in evaluating director compensation. The Governance Committee and FWC considered data comparing the Company’s director compensation levels with median levels of director compensation derived from a national, general industry survey and also utilized the same peer group that the Company uses for purposes of executive compensation benchmarking (discussed in the “Compensation Discussion and Analysis” below). This review showed that the Company’s overall director compensation levels were generally consistent with the median director compensation levels among the Company’s peer group (see “Compensation Discussion and Analysis” for a description of the Company’s peer group), but below median with respect to chairmanship fees.

In determining the increase in the annual retainer and chairmanship fees referenced above, the Governance Committee and the Board considered a number of factors, including the typical number of Board and committee meetings held each year and the level of time commitment and effort required by each committee of its respective members. The Governance Committee and the Board found that the increases were correlated to such considerations, reasonable in amount and in the best interest of the Company.

Under the 2014 Incentive Plan, the Governance Committee each year determines the number and form of equity incentive grants payable to directors. For fiscal 2015, the Governance Committee recommended, and the Board approved, that the Company issue to each non-employee director shares of common stock having an aggregate grant date value of $110,000, the same amount paid in fiscal 2013 and 2014. On January 23, 2016, the Committee once again determined that in respect of their service for fiscal year 2016 all non-employee directors should receive common stock having an aggregate fair market value of $110,000. Consequently, on March 29, 2016 (the date of the Annual Meeting), each non-employee director will receive shares of common stock with a fair market value of $110,000 (rounded up to avoid fractional share issuances), which shares will vest immediately upon issuance. This share award will be made pursuant to the 2014 Incentive Plan.

Pursuant to the Company’s Deferred Compensation Plan for Directors, a non-employee director may elect to defer receipt of the cash fees or stock awards to which he is entitled until the date that the participant ceases being a director of the Company, a specific future date selected by the participant or a date on which the participant reaches a specified age. Deferral elections must be made by no later than November 30 of the year prior to the year in respect of which cash fees are paid or stock awards are made, and once made may not be changed, except in the event of death, disability or change of control of the Company. Any deferred cash earns interest at the prime rate announced quarterly by JP Morgan Chase Bank, or its successor.

The following table sets forth the compensation paid to the Company’s non-employee directors (or, if applicable, to their respective deferred compensation accounts) during fiscal year 2015:

DIRECTOR COMPENSATION FOR FISCAL YEAR 2015

				Change in
				Pension Value &
	Fees			Non-qualified
	Earned			Deferred
	or Paid	Stock	Option	Compensation	All Other
	in Cash(1)	Awards(2)	Awards(3)	Earnings(4)	Compensation	Total
Name	($)	($)	($)	($)	($)	($)
JAMES W. BRADFORD, JR	92,000	110,004	—	—	—	202,004
ROBERT J. BURGSTAHLER	115,500	110,004	—	—	—	225,504
WESLEY M. CLARK	82,000	110,004	—	—	—	192,004
PAUL DONOVAN	104,000	110,004	—	3,000	—	217,004
MARK A. EMKES	82,000	110,004	—	—	—	192,004
THOMAS W. GIACOMINI(5)	44,483	69,962	—	—	—	114,445
ROBERT H. JENKINS	82,000	110,004	—	—	—	192,004
PHILIP R. LOCHNER, JR	96,500	110,004	—	—	—	206,504
JAMES L. PACKARD	88,000	110,004	—	—	—	198,004
____________________

(1)	Represents the amount of (i) cash compensation earned by each director in fiscal 2015 for Board and Committee service, plus (ii) the value of all stock awards made at the election of any director who opted to receive stock in lieu of cash compensation for his or her annual retainer, in each case before any deferrals under the terms of the Company’s Deferred Compensation Plan for Directors.

(2)	Represents the aggregate grant date fair value of stock awarded, computed in accordance with FASB ASC Topic 718, using the closing market price of Company stock on the grant date. There were no unvested stock awards held by any non-employee director as of the end of fiscal 2015. The number of shares of stock held by each non-employee director of the Company as of the end of fiscal 2015 is set forth in the column entitled “Shares Owned Outright” in the table entitled “Security Ownership — Management” under the heading “BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK”.

(3)	The number of vested stock options held by each non-employee director of the Company as of the end of fiscal 2015 are set forth in the column entitled “Vested Stock Options” in the table entitled “Security Ownership — Management” under the heading “BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK”. No non-employee director had any unvested stock options at the end of fiscal 2015.

(4)	Represents interest earned in fiscal 2015 on amounts held in a director’s deferred compensation account. Any deferred cash under the Company’s Deferred Compensation Plan for Directors earns interest (payable by the Company upon distribution of the account) at the prime rate announced quarterly by JP Morgan Chase Bank, or its successor.

(5)	Mr. Giacomini was appointed as a director on August 10, 2015. The fees earned by and the value of stock awarded to Mr. Giacomini were prorated based on his days of service as a director between the 2015 Annual Meeting and the Annual Meeting to be held on March 29, 2016.

Stock Ownership Guidelines

All directors own stock in the Company, and the Company has established stock ownership guidelines for non-employee directors. Under these guidelines, all non-employee directors, after a five-year period from their initial election to the Board, are required to own Company common stock with a market value or original acquisition value of five times the standard (i.e., non-Audit Committee) annual retainer, which is currently $70,000. In each case, shares subject to in-the-money options granted to a director count toward the fulfillment of these guidelines. The Governance Committee oversees these guidelines and reviews each director’s standing in respect of the same once per year. In January of 2016, the Governance Committee determined that all of the Company’s directors complied with these guidelines based on their respective years as a director of the Company.

Committees of the Board

During fiscal 2015, the standing committees of the Board were the Governance Committee, the Audit Committee and the Compensation Committee. Each of these Committees is discussed below.

Directors Affairs/Corporate Governance Committee. The Governance Committee currently consists of six directors: Philip R. Lochner, Jr., Chairman, James W. Bradford, Jr., Wesley M. Clark, Mark A. Emkes, Robert H. Jenkins, and James L. Packard. Each of these directors is independent as such term is defined in the NYSE corporate governance rules.

The Board has adopted a Charter for the Governance Committee. A current copy of that Charter is available on the Company’s website: www.clarcor.com. The Charter provides, among other things, that the Governance Committee will make recommendations to the full Board regarding changes to the size and composition of the Board or any committee thereof; identify individuals that the Governance Committee believes are qualified to become Board members and recommend that the Board select such nominee or nominees to stand for election; and identify individuals for appointment to the Board to fill vacancies on the Board.

Messrs. Burgstahler, Conway, Donovan and Giacomini are the current nominees recommended by the Governance Committee for election to the Board at this Annual Meeting. All of these individuals are standing for election or re-election, as applicable, by the shareholders.

The Governance Committee met four times during fiscal 2015.

Audit Committee. The Audit Committee was established by the Board in accordance with applicable provisions of the Securities Exchange Act of 1934 (the “Exchange Act”), and applicable NYSE requirements. The Audit Committee currently consists of four directors: Paul Donovan, Chairman, Robert J. Burgstahler, Philip R. Lochner, Jr., and James L. Packard. Each of these individuals is independent and financially literate, as such terms are defined in the NYSE corporate governance rules, and is independent as defined under SEC rules and regulations applicable to audit committees. Mr. Burgstahler and Mr. Donovan have previously served as the chief financial officers of publicly-held corporations. Based on these and other factors, the Board has determined that Mr. Burgstahler and Mr. Donovan is each an “audit committee financial expert” as such term is defined in applicable rules of the SEC.

The Board has adopted a Charter for the Audit Committee. A current copy of that Charter is available on the Company’s website: www.clarcor.com.

The purposes of the Audit Committee include assisting Board oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal, regulatory and filing requirements, the Company’s selection of an independent auditor, the Company’s determination of the independent auditor’s qualifications and independence and the performance of the Company’s internal audit function and independent auditors. The Audit Committee discusses with management and the Company’s independent auditors the Company’s annual audited financial statements, quarterly financial statements, earnings press releases, and management’s assessment of internal control over financial reporting.

The Audit Committee met nine times during fiscal 2015.

Compensation Committee. The Compensation Committee currently consists of six directors: Messrs. James W. Bradford, Jr., Chairman, Robert J. Burgstahler, Wesley M. Clark, Paul Donovan, Mark A. Emkes, and Robert H. Jenkins. Each of these individuals is independent as such term is defined in the NYSE corporate governance rules (including the additional independence requirements applicable to compensation committee members set forth therein).

The Board has adopted a written Charter for the Compensation Committee. A current copy of that Charter is available on the Company’s website: www.clarcor.com.

The purposes of the Compensation Committee include discharging the Board’s responsibilities relating to compensation of the Company’s executive officers and reviewing and making recommendations to the Board with respect to compensation plans, policies and programs. The Compensation Committee annually reviews and approves corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer and determines and approves the compensation level of the Chief Executive Officer, other executive officers and certain other members of senior management. The Compensation Committee may receive recommendations from the Company’s Chief Executive Officer regarding the amount or form of compensation paid to executive officers or other members of senior management (excluding the Chief Executive Officer). The Compensation Committee also reviews and makes recommendations to the full Board regarding the Company’s compensation and benefit plans and policies, including with respect to incentive compensation plans and equity-based plans, policies and programs and approves grants and awards of restricted stock units and stock options under the Company’s incentive plans, but may delegate to members of management or a management committee the authority to determine the individual amount of grants to employees who are not executive officers. As a matter of practice, the Compensation Committee considers and individually approves equity awards made to approximately 10 to 15 of the Company’s most senior executives, including all executive officers of the Company other than the Chief Executive Officer, and then approves a pool of equity-based incentives to be granted to other individuals throughout the Company at the discretion of the Chief Executive Officer. With respect to the compensation of the Chief Executive Officer (including his base salary, bonus, equity grants and other compensation), the chairman of the Compensation Committee and FWC lead a review by the entire Board in executive session, and it is the Board that determines and approves such compensation.

The Compensation Committee also oversees compliance with the Company’s stock ownership guidelines for executive officers. From time to time the Compensation Committee consults with outside compensation advisors in exercising its responsibilities and the Company is responsible for determining if any conflicts of interest exist with respect to any such outside compensation advisors pursuant to Item 407(e)(3)(iv) of Regulation S-K. All of the foregoing is described in greater detail in the Compensation Discussion and Analysis below. The Compensation Committee has the authority to delegate any of its responsibilities to one or more subcommittees within certain parameters, but the Compensation Committee rarely exercises this power, and did not do so in fiscal 2015.

The Compensation Committee met five times during fiscal 2015.

Director Qualifications and Diversity

The Governance Committee is responsible for evaluating all potential nominees to serve as a director, irrespective of whether the candidate was identified by the Committee, the Board, a shareholder or other third party. The Company’s bylaws (available on the Company’s website at www.clarcor.com) provide that notice of any proposed nomination by a shareholder for election of a person to the Board shall be delivered to or mailed and received at the principal executive offices of the Company no less than 120 days nor more than 150 days prior to the anniversary of the prior year’s Annual Meeting of Shareholders (provided, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder to be timely must be so received not later than the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first). Section 2.11 of the bylaws specifies the information to be included by a shareholder in such a notice.

In the past, the Governance Committee has reviewed potential candidates for election to the Board recommended primarily by Board members or third party search firms. This was the case in connection with the election of Mr. Giacomini, who was identified to the Company by a third party search firm. When considering potential candidates, the Governance Committee follows a process which includes a review of the candidate’s qualifications, background and reference checks and multiple interviews with the candidate. The same process would be applied with respect to nominees recommended by shareholders.

The Company does not currently have a specific or formal policy with regard to the minimum qualifications of director candidates, but the Company desires (and the Governance Committee and the Board look for) individuals who possess significant and long-term experience in more than one of the following areas:

●	Executive-level management experience of a company at least as large as the Company

●	Industry knowledge and experience

●	Specific areas of business expertise (e.g., finance, sales and marketing, engineering, human resources)

●	Experience with respect to the technologies, distribution channels and end-markets of the Company and its operating businesses

●	International experience

●	US public company experience -- both at the management and board level

●	Experience and contacts in relevant industries, academia and/or government

●	Expertise in corporate law, regulatory compliance and/or corporate governance

Additionally, the Governance Committee and the Board consider other factors when evaluating potential candidates, including the candidates’ ability to dedicate sufficient time to their Board and committee responsibilities, their ability to regularly attend Board and Committee meetings, the experiential makeup of the Board and management at the time they are being considered, the anticipated needs of the Company over the next several years (e.g., the potential entrance into new markets or lines of business), and diversity with respect to race, gender and national origin. While the Company and the Board view a candidate’s diversity as a positive attribute, there is no formal diversity policy and no specific weight is assigned to diversity in the consideration process. Rather, the Committee and the Board consider a candidate’s diversity as one positive factor in the evaluation process along with the other factors outlined above.

The Board considers its composition, needs, and diversity as part of its annual self-evaluation process.

Board Leadership

Christopher L. Conway currently serves as the Chairman of the Board, and Robert J. Burgstahler currently serves as the Board’s Independent Lead Director.

The Board believes it is in the best interests of the Company for Mr. Conway to serve as Chairman for several reasons, including the Company’s historic success in having the Chief Executive Officer of the Company also serve as Chairman, Mr. Conway’s performance as the Company’s Chief Executive Officer, and the Board’s belief that the Company’s Chief Executive Officer is best positioned to determine the strategic and operational matters that most require Board and Committee attention at any given meeting.

The Board has also decided, however, that the Company is currently best served by having an independent Lead Director to further enhance the Board’s role as an independent steward of the Company and its resources. The Board has defined the Lead Director role in such a manner so as to enhance the Board’s already significant line of sight into the Company’s operations and management, and to enhance communication between the Board and management and amongst directors themselves.

Under the Company’s Board leadership structure, the Chairman of the Board is responsible for establishing the agenda for Board meetings in consultation with the Lead Director, and for organizing and overseeing Board meetings (other than executive sessions). The Lead Director is responsible for the following:

●

Convening and chairing all executive sessions of the Board and any other meetings of the Company’s independent directors, and, together with one or more of the Company’s other independent directors, providing feedback to the extent appropriate to the Company’s Chief Executive Officer with respect to executive sessions and meetings of the Company’s independent directors.

●

Serving as the primary liaison between the Company’s independent directors and the Company’s Chief Executive Officer, including, in particular, with respect to (i) Board and committee agendas and meeting formats; (ii) the content and frequency of reports to the Board and Board committees; and (iii) the establishment of and reporting on key corporate strategic objectives.

●

Collaborating with the Compensation Committee and the Board on establishing annual objectives for the Company’s Chief Executive Officer and evaluating the performance of the Company’s Chief Executive Officer.

●	Serving as the principle liaison between the Company’s independent directors and management.

●	Communicating with major shareholders, as appropriate.

●	Serving as a nonexclusive resource to the Company’s Chief Executive Officer and other members of management with respect to operational or strategic decision-making.

●	Overseeing and/or discharging such other duties as the Board may assign to the Lead Director from time to time.

Compensation Clawback

As described further below in the Compensation Discussion and Analysis, the Company’s Three Year Long Term Incentive Program (the “Three Year LTI Program”), which was implemented at the outset of fiscal 2015 and under which performance-based RSUs were granted to our named executive officers and other senior leaders, has a clawback feature that requires an executive who receives an award under such program to forfeit or pay back some or all of such award if and to the extent that the Company restates its financial results for the relevant time period(s) and the result of such restatement would have caused such award not to have been earned or to have been less than the award that was paid out.

In addition, Section 304 of the Sarbanes-Oxley Act of 2002 requires the recovery of incentive awards in certain circumstances. If we are required to restate our financials due to material noncompliance with any financial reporting requirements as a result of misconduct, our chief executive officer and our chief financial officer will be required under Section 304 of the Sarbanes-Oxley Act to reimburse us for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of our securities during such 12 month period.

The SEC issued proposed rules in 2015 regarding the adoption of clawback policies by publicly-traded listed companies, in accordance with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). At such time that the final SEC rules implementing these requirements take effect, a listed company will be required to adopt a “clawback” policy providing for the recovery of certain incentive-based compensation from its executive officers in the event the company is required to restate its financials as a result of material noncompliance with reporting requirements. In order to ensure full compliance with these final SEC rules, we intend to adopt our own formal clawback policy applicable to our executive officers complying with the requirements of such rules once they have been adopted by the SEC.

Board Role in Risk Oversight

The Company’s management is responsible for the Company’s day-to-day risk management activities and processes, and the Board oversees and provides direction with respect to these activities and processes, principally through the Audit Committee. The Company has a formal Risk Committee at the management level, chaired by the Company’s Corporate and Environmental Risk Manager and comprised of the Company’s CFO, General Counsel, Chief Administrative Officer, Director of Supply Chain Management, and Vice President of Internal Audit, to formally identify and evaluate material strategic, operational, financial, competitive, and legal/regulatory risks facing the Company.

Based on the Risk Committee’s input, management prepares and delivers a report to the Audit Committee regarding the above risks, as well as the steps that the Company takes to mitigate them. The Audit Committee uses this report as a launching point for discussing the identified risks and the Company’s mitigation efforts, and reports the substance of this discussion and any conclusions or concerns to the full Board. As part of this review, the full Board also considers key risks faced by each significant business operating unit of the Company.

In addition, the Audit Committee and the other Committees of the Board are responsible for overseeing risks related to their respective functional areas and reporting to the full Board regarding the same. Thus, the Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes, the integrity of the Company’s financial statements, the creation and functioning of the Company’s compliance programs, and the risks associated with litigation and the Company’s whistleblower hotline. The Compensation Committee is responsible for the oversight of risks associated with the Company’s compensation practices. The Governance Committee is responsible for overseeing corporate governance risks, including those related to director independence. Each of these Committees reports regularly to the full Board and any material matter that is identified in such reports typically is considered and discussed, and if necessary resolved upon, at the Board level.

Executive Sessions of the Board; Communications with the Board; Board Attendance at Shareholder Meetings

The Company’s Corporate Governance Guidelines (available on the Company’s website, www.clarcor.com) provide that at each meeting of the Board the independent directors will meet separately from the management of the Company. Neither the Company’s CEO nor any other officer attends these executive sessions. Under the Guidelines, these sessions are chaired by the Company’s Lead Director, or, in his or her absence, the chairman of one of the other standing committees of the Board.

The Board has adopted a process for holders of the Company’s common stock and other interested parties to send written communications to the Board, the Lead Director, or independent directors as a group. Such communications should be sent to the Corporate Secretary at CLARCOR Inc., 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067. The Corporate Secretary will forward all such communications to the Chairman of the Director Affairs/Corporate Governance Committee of the Board, with a copy to the Company’s Lead Director. That Committee or the Lead Director will determine whether any such communication will be distributed to the full Board or, if requested by the sender, only to the independent directors. However, if so requested by any interested party in any written communication, the Corporate Secretary will, in lieu of the foregoing process, forward any such written communications to the Lead Director or the independent directors as a group on a confidential basis.

The Company’s Corporate Governance Guidelines provide that all directors are expected to attend each annual and special meeting of the shareholders of the Company. At the 2015 Annual Meeting, held on March 24, 2015, all of the Company’s directors were in attendance (other than Mr. Giacomini who was appointed to the Board in August 2015).

Compensation Committee Interlocks and Insider Participation

During fiscal 2015, the Compensation Committee of the Board was composed of James W. Bradford, Jr., Robert J. Burgstahler, Wesley M. Clark, Mark A. Emkes, Paul Donovan and Robert H. Jenkins. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among our executive officers, members of the Compensation Committee or entities whose executives serve on the Board or the Compensation Committee that require disclosure under applicable regulations of the SEC.

Certain Transactions

Item 404 of Regulation S-K under the Exchange Act requires the disclosure of any related party transactions between the Company and any of its directors, director nominees, executive officers, 5% shareholders or their family members since the beginning of the last fiscal year (“Item 404 Transactions”). Each year, the Company requires its directors and executive officers to complete a formal questionnaire and certification, one of the purposes of which is to disclose any related-party transactions with the Company, including any potential Item 404 Transactions.

The Company does not have a history of engaging in related-party transactions with its directors or executive officers or their respective related persons or affiliates and does not have a formal or other written policy regarding the analysis or approval of such transactions. Even in the absence of a formal policy, any material proposed related-party transaction, including any Item 404 Transaction irrespective of materiality, would be brought before the Board or a specially designated committee thereof (with any interested director recusing him or herself from the proceedings) to be specifically considered and approved before the Company would knowingly engage in any such transaction.

As discussed above under the heading “Independence”, the Company hired Paul Donovan’s son-in-law, David Janicek, as the Company’s Vice President – Corporate Controller in January 2012. As described above under “Independence” and in greater detail in the Company’s Proxy Statement filed with the SEC on February 17, 2012, the special committee and Board determined that hiring Mr. Janicek would be in the best interest of the Company and did not present a conflict of interest.

The Board reconsiders and reconfirms this determination on an annual basis, and did so on January 23, 2016 and, following Mr. Janicek’s appointment as Vice President of Corporate Strategy and Business Development, again on February 8, 2016. Mr. Donovan had no knowledge of Mr. Janicek’s appointment to his new position before it was announced to the Company, and he has no input or oversight regarding Mr. Janicek’s compensation and other terms or employment, all of which are in line with those of other Company employees of Mr. Janicek’s level of responsibility, seniority and performance. Following his appointment as Vice President of Corporate Strategy and Business Development, Mr. Janicek’s base salary will be increased by approximately 4% effective April 1, 2016 and, as a Vice President reporting directly to Mr. Conway, Mr. Janicek will be entitled to participate in the Company’s automobile leasing program described in the Compensation Discussion and Analysis. Nevertheless, Mr. Janicek’s target compensation package in respect of fiscal 2016, including base salary, target bonus, participation in the automobile program and the grant-date value of all equity awards, remains less than $500,000.

Compensation Consultant Independence

The Compensation Committee and, as described previously under “Meetings and Fees”, the Governance Committee, engaged the services of FWC as an independent advisor on matters of executive and director compensation, respectively, in respect of and during fiscal 2015 (the “Engagement”). FWC reports directly to the Compensation Committee and the Governance Committee, as the case may be, and provides no other remunerated services to the Company or any of its affiliates. In accordance with the requirements of Item 407(e)(3)(iv) of Regulation S-K, the Company has affirmatively determined that no conflicts of interest exist between the Company and FWC (or any individuals working on the Company’s account on FWC’s behalf). In reaching such determination, the Company considered the following enumerated factors, all of which were attested to or affirmed by FWC:

(1)	During fiscal 2015, FWC provided no services to and received no fees from the Company other than in connection with the Engagement;

(2)	The amount of fees paid or payable by the Company to FWC in respect of the Engagement represented (or are reasonably certain to represent) less than 1% of FWC’s total revenue for the 12-month period ended November 28, 2015;

(3)	FWC has adopted and put in place adequate policies and procedures designed to prevent conflicts of interest, which policies and procedures were provided to the Company;

(4)	There are no business or personal relationships between FWC and any member of either the Compensation Committee or the Governance Committee other than in respect of (i) the Engagement, or (ii) work performed by FWC for another company, board of directors or compensation or governance committee for whom such Committee member also serves as an independent director;

(5)	FWC owns no stock of the Company; and

(6)	There is no business or personal relationship between FWC and any executive officer of the Company other than in respect of the Engagement.

BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK

Certain Beneficial Owners

The following table sets forth the ownership according to the most recent Schedules 13G and 13D, as applicable, and amendments thereto (as described in the footnotes to the table) filed with the SEC on or before February 6, 2016 by beneficial owners of more than 5% of the Company’s common stock.

	Shares	Percent
	Beneficially	of
Name and Address of Beneficial Owner	Owned	Class(1)
Black Rock, Inc.(2)
55 E. 52nd St.
New York, NY 10055	4,233,452	8.7%
Neuberger Berman Group LLC(3)
Neuberger Berman LLC
Neuberger Berman Management LLC
Neuberger Berman Equity Funds
605 Third Avenue
New York, NY 10158	4,039,775	8.3%
The Vanguard Group, Inc.(4)
100 Vanguard Blvd.
Malvern, PA 19355	3,465,989	7.1%
State Street Corporation(5)
State Street Financial Center
One Lincoln Street
Boston, MA 02111	3,225,131	6.6%
Eaton Vance Management(6)
2 International Place
Boston, MA 02110	2,977,954	6.1%
____________________

(1)	Calculated based on 48,513,450 shares outstanding at January 31, 2016.

(2)	Based upon a Schedule 13G filed with the SEC on January 26, 2016 reporting sole voting power with respect to 4,124,069 shares and sole dispositive power with respect to 4,233,452 shares.

(3)	Based upon a Schedule 13G filed with the SEC on February 12, 2015 reporting (i) Neuberger Berman Group LLC and Neuberger Berman LLC have shared voting power with respect to 4,029,475 shares and shared dispositive power with respect to 4,039,775 shares; (ii) Neuberger Berman Management LLC has shared voting and dispositive power with respect to 3,660,790 shares; and (iii) Neuberger Berman Equity Funds has shared voting and dispositive power with respect to 3,264,388 shares.

(4)	Based upon a Schedule 13G filed with the SEC on February 11, 2015 reporting sole voting power with respect to 68,138 shares, sole dispositive power with respect to 3,402,651 shares, and shared dispositive power with respect to 63,338 shares.

(5)	Based upon a Schedule 13G filed with the SEC on February 12, 2015 reporting shared voting and dispositive power with respect to 3,225,131 shares.

(6)	Based upon a Schedule 13G filed with the SEC on January 13, 2015 reporting sole voting power and dispositive power with respect to 2,977,954 shares.

Directors and Executive Officers

The following table provides information concerning the shares of Common Stock of the Company beneficially owned as of January 31, 2016 by all directors, by all named executive officers and by all current directors and executive officers of the Company as a group.

SECURITY OWNERSHIP - MANAGEMENT

		Shares	Vested	Restricted
		Owned	Stock	Stock		Percent of
Class	Name	Outright[1]	Options[2]	Units[3]	Total	Class[4]
Common Stock	James W. Bradford Jr.	15,048	15,000		30,048	*
Common Stock	Robert J. Burgstahler	22,374	52,500		74,874	*
Common Stock	Wesley M. Clark	6,446	0		6,446	*
Common Stock	Christopher L. Conway	15,054	306,000	3,623	324,677	*
Common Stock	Paul Donovan	1,799	37,500		39,299	*
Common Stock	Mark A. Emkes	8,943	15,000		23,943	*
Common Stock	David J. Fallon	3,217	105,860	2,231	111,308	*
Common Stock	Sam Ferrise	54,866	234,787		289,653	*
Common Stock	Thomas W. Giacomini	1,909	0		1,909	*
Common Stock	Robert H. Jenkins	43,716	45,000		88,716	*
Common Stock	David J. Lindsay	22,808	132,450		155,258	*
Common Stock	Philip R. Lochner, Jr	29,920	15,000		44,920	*
Common Stock	James L. Packard	63,693	52,500		116,193	*
Common Stock	Keith A. White	846	6,875		7,721	*
Common Stock	Richard M. Wolfson	18,190	98,750	2,204	119,144	*
All Directors and Executive Officers as a Group (16 persons total)					1,434,109	2.96%
____________________

*	Less than one percent

1	All shares are directly owned except as follows: Mr. Donovan - all 1,799 owned by Mr. Donovan’s wife; Mr. Lindsay - includes 11,002 shares held by a family trust.

2	Includes all shares subject to unexercised stock options granted pursuant to the Company’s Incentive Plans which have vested by January 31, 2016 or which will vest within 60 days from January 31, 2016.

3	Includes all restricted stock units granted under the Company’s Incentive Plans (i) which have vested prior to January 31, 2016 and which have been deferred, or (ii) which will vest (irrespective of any deferral election by the grantee) within 60 days from January 31, 2016.

4	Based on 48,513,450 shares outstanding at January 31, 2016.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the outstanding shares of the Company’s common stock to file reports of ownership and changes in ownership with the SEC and the NYSE. Based solely on our review of those forms filed in fiscal 2015 and certain written representations from our executive officers and directors, we believe that all of our executive officers, directors and greater than 10% beneficial owners were in compliance with all applicable filing requirements under Section 16(a).

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER INFORMATION

Compensation Discussion and Analysis

Executive Summary

Fiscal 2015 Performance

Fiscal 2015 was a disappointing year for many U.S. industrial companies, including the Company, and our financial results were below expectations. After a strong start in the first part of the year, we experienced significant sales declines in the second half of the year due in large part to macro-economic pressures across substantially all of our markets, which accelerated as the year progressed. Our sales results during the year were further harmed by lower foreign-exchange rates. As a result, we fell significantly short of our revenue and earnings forecasts that we publicly announced at the beginning of the year as well as our internal financial goals.

Consistent with our philosophies of pay-for-performance and aligning executive compensation with shareholder performance, our executive officers experienced corresponding significant declines in the value of their respective total direct compensation packages in fiscal 2015 versus fiscal 2014 when measured at respective fiscal year-ends, as well as in the value of their personal holdings. (For purposes of this proxy statement, total direct compensation means the base salary, short-term cash incentive compensation and equity awards payable to any executive officer in any fiscal year, but excludes any change in the officer’s pension value and items reflected for the officer in the “All Other Compensation” column of the Summary Compensation Table.)

In the case of Mr. Conway, his incentive cash compensation decreased by approximately 93%, from approximately $1.4 million for fiscal 2014 to approximately $93,000 for fiscal 2015. Additionally, as discussed below under the heading “Three Year LTI Program”, as a result of the Company’s lower-than-expected 2015 financial results, the Company does not currently believe that any of the performance-based RSUs granted to our named executive officers at the beginning of fiscal 2015 under the Company’s Three Year LTI Program will actually vest following the end of the three-year performance period based on probable performance outcomes. Consequently, we believe that it is unlikely that any portion of the grant date fair values of these awards that are included in the Summary Compensation Table in accordance with SEC rules will actually be realized, and the Company is no longer accruing for this liability under applicable accounting procedures.

Finally, in recognition of the Company’s disappointing fiscal 2015 financial results and the impact of the previously announced restructuring that the Company implemented in November 2015 which resulted in, among other things, the elimination of approximately 200 jobs, the Committee, at management’s own recommendation, decided not to increase base salaries or target total direct compensation levels for any of our executive officers other than Mr. White for fiscal 2016, despite the fact that, in many cases, their respective target total direct compensation levels remain below median in comparison with the Company’s peer group.

Notwithstanding the difficult business climate in fiscal 2015 faced by the Company and many companies within its peer group, the Company realized substantial achievements in various areas and continued to make progress on a number of key initiatives.

●	In June 2015, we successfully completed the divestiture of the Company’s packaging business, J.L. Clark, for what we believe was an attractive purchase price, allowing management to better focus on key areas of growth and potential.

●	We substantially completed the launch of the CLARCOR Innovation Center, a centralized R&D facility, to support and accelerate our technological capabilities in the filtration space.

●	We attracted significant leadership talent to our Engine/Mobile Group, adding or replacing key leadership positions throughout that division.

●	We increased our quarterly dividend to $0.22 per share in October 2015, representing an 10% increase over our prior dividend, while continuing to invest in growth-related initiatives.

Realizable Pay

While many of the required compensation disclosures under SEC rules represent awards that may be earned, realizable pay considers pay that is actually earned based on performance. The following chart demonstrates how Mr. Conway’s realizable total direct compensation at the end of fiscal 2015 was $1,968,000, or less than half of his target total direct compensation of $4,221,000 for this fiscal year, utilizing the assumptions set forth below. We believe that this result demonstrates the Company’s pay-for-performance philosophy:

Mr. Conway’s Fiscal 2015 Target Total Direct Compensation (TDC) Vs. Realizable TDC
at End of Fiscal 2015 ($000s)

In the chart above, Mr. Conway’s “FY 2015 TDC” reflects the following:

●	Mr. Conway’s base salary for fiscal 2015;

●	Mr. Conway’s target bonus opportunity for fiscal 2015 performance under the Company’s CVA Model;

●	The grant date fair value of the 120,000 time-vesting stock options awarded to Mr. Conway at the beginning of fiscal 2015, utilizing the same Black-Scholes model referenced in the Summary Compensation Table;

●	The grant date fair value of the 10,000 time-vesting restricted stock units awarded to Mr. Conway at the beginning of fiscal 2015, based on the closing stock price on the grant date, consistent with the amount reflected in the Summary Compensation Table; and

●	The grant date fair value of the 12,121 restricted stock units awarded to Mr. Conway under the Three-Year LTI Program, intended to reward superior performance over a three year period (fiscal 2015-2017), based on target achievement and the closing stock price on the grant date, consistent with the amount reflected in the Summary Compensation Table.

In contrast, Mr. Conway’s “Realizable TDC for FY 2015” in the above chart reflects the following:

●	Mr. Conway’s base salary rate for calendar 2015 (which salary is slightly higher than the salary reflected for Mr. Conway in the Summary Compensation Table due to the one month lag before Mr. Conway’s 2015 salary actually took effect);

●	Mr. Conway’s actual bonus paid in fiscal 2016 for 2015 performance under the Company’s CVA Model, as reflected in the Summary Compensation Table for 2015;

●	The fair value of the 120,000 time-vesting stock options awarded to Mr. Conway at the beginning of fiscal 2015, measured on the last day of fiscal 2015, using the same Black-Scholes model (with updated assumptions) referenced in the Summary Compensation Table;

●	The fair value of the 10,000 time-vesting restricted stock units awarded to Mr. Conway at the beginning of fiscal 2015, measured on the last day of fiscal 2015 using the closing stock price on such date, plus the cash dividends paid thereon during fiscal 2015; and

●	The fact that the 12,121 restricted stock units awarded to Mr. Conway under the Three-Year LTI Program are unlikely to vest, and will consequently have no value, based on the Company’s assessment at the end of fiscal 2015 that the applicable performance thresholds are unlikely to be met, which assessment is consistent with the Company no longer accruing any liability related to these awards under applicable accounting procedures.

Last Year’s “Say on Pay” Vote

At last year’s Annual Meeting, the Company’s shareholders approved the Company’s compensation policies and practices for fiscal 2014 through an advisory “say on pay” vote. Of the 44,417,154 votes that were cast on this matter, 43,305,387, or 97.5%, were in favor of approval, 975,193, or 2.2%, were against approval, and 136,574, or 0.3%, were abstentions. The Compensation Committee of the Board (the “Committee”) and the Company viewed these results as a strong indication that the Company’s shareholders support the compensation policies and practices of the Company.

This year’s “say on pay” proposal is Proposal 2 in this Proxy Statement, below.

Fiscal 2015 Summary Chart

The following table sets forth an executive summary of the Company’s compensation programs relating to the named executive officers and how they were implemented in fiscal 2015. Each of the points referenced in the table is more fully explained further below in this Compensation Discussion and Analysis:

Fiscal 2015 Commentary Relating to
Compensation Program/Element	General Description/Commentary	Named Executive Officers
Annual Base Salary	Base salaries are maintained at or below median for the executives in comparable positions at comparable companies and normally represent less than 50% of an executive’s target total compensation.

At the outset of fiscal 2015, as part of the Company’s multi-year plan to gradually increase Mr. Conway’s overall compensation package to market competitive levels over time, Mr. Conway’s 2015 base salary was increased to $800,000. Notwithstanding the increase, Mr. Conway’s base salary remained below the median base salary payable to CEOs of the companies in the Company’s peer group.

Mr. Lindsay’s, Mr. Fallon’s and Mr. Wolfson’s base salaries were increased for 2015 by 9%, 4% and 5%, respectively, over 2014 levels in recognition that such base salaries were below median.

Mr. White’s base salary was increased 14.5% from $275,000 to $315,000 in recognition of his promotion to division President and executive officer of the Company in June 2014, and his performance as the President of Clarcor Industrial Air.

Mr. Ferrise, who retired at the end of fiscal 2015, received a standard merit increase of 3%.

Fiscal 2015 Commentary Relating to
Compensation Program/Element	General Description/Commentary	Named Executive Officers
Cash Incentive Compensation
●The Company determines cash-incentive compensation under its “CVA Model”, which employs an objective, pre-determined formula that measures how well the Company uses certain of its assets.

●The Company has used the CVA Model for at least the last 15 years. The CVA Model applies to approximately 100 managers throughout the Company and its operating units, and not just executive officers.

●The CVA Model is directly tied to the Company’s annual operating profit, and is objectively performance-based.

●Fiscal 2015 payouts were based on the application of the objective CVA Formula and based on targets that were established at the beginning of fiscal 2015.

●The Company did not meet its target level of CVA performance in fiscal 2015. As a result, fiscal 2015 cash incentive compensation was paid out at levels well below target.

●At the outset of fiscal 2015, Mr. Fallon’s, and Mr. Ferrise’s target levels for 2015 as a percentage of base salary were increased by five percentage points to 65% and 55%, respectively, in recognition that their target cash compensation levels were below median. This did not materially impact their payouts in respect of fiscal 2015, however, as the Company and, in the case of Mr. Ferrise, the Company’s Engine/Mobile division, failed to achieve target CVA performance.

●At the outset of fiscal 2015, Mr. White’s target level for 2015 as a percentage of base salary was increased from 45% to 55% in recognition of his promotion to division President and executive officer in June 2014. This did not materially impact his payout in respect of fiscal 2015, however, as the Company and the Company’s Industrial Air division failed to achieve target CVA performance.

●Mr. Conway’s, Mr. Wolfson’s and Mr. Lindsay’s target levels for 2015 as a percentage of base salary were unchanged from fiscal 2014 levels, and remained at 100%, 50% and 45%, respectively.

Fiscal 2015 Commentary Relating to
Compensation Program/Element	General Description/Commentary	Named Executive Officers
Performance-Based Long-Term Incentives (Equity Grants)
●During fiscal 2015 the Company created the Three Year LTI Program to incentivize responsible growth over a longer-term time horizon.

●Approximately 75 management-level employees were selected to participate in the Three Year LTI Program.

●The targets for the awards were based on whether the Company and/or certain of its business units achieved certain sales and operating profit margin targets by the end of fiscal 2017, and were intended to represent exceptional performance and to be difficult to achieve.

●Each of the named executive officers received performance-based RSU awards having a grant date fair market value equal to the executive’s 2015 base salary.

●Based on the Company’s performance through the end of fiscal 2015, the Company does not expect that the required performance thresholds for these awards will be achieved. Consequently, none of these RSUs are expected to vest, and the Company is no longer accruing for this liability under applicable accounting procedures.

Time-Based Long-Term Incentives (Equity Grants)
●The Company awards time vested stock options and RSUs to its executive officers.

●Vesting schedule for both types of awards is pro rata over four years.

●These awards represent a significant portion of an executive officer’s total compensation. When combined with target cash incentive payments under the CVA Model, more than 50% of each of our executive officer’s targeted compensation (i.e., compensation other than changes in pension value and deferred compensation) is “at risk”.

●In fiscal 2015, the Committee modestly increased the weighting of time-vesting RSUs relative to time-vesting stock options compared with fiscal 2014.

●Grants of time-vesting stock options in 2015 were generally consistent with recent historical practice, with the exception of Mr. White, whose grant was increased over 2014 levels in recognition of his promotion to division President and executive officer in June 2014.

Fiscal 2015 Commentary Relating to
Compensation Program/Element	General Description/Commentary	Named Executive Officers
Perquisites

The Company provides limited perquisites to executive officers:

●Executive physicals (also provided to certain other senior-level employees)

●Company cars (also provided to certain other senior-level employees)

●Financial planning, tax preparation and estate planning services (which most executive officers do not use every year)

The Company does not provide tax-gross ups on these perquisites. Recipients are responsible for paying any associated income tax.

No changes from prior year.
Employment Agreements
●No named executive officer has an employment agreement with the Company, other than Mr. White.

●Mr. White’s employment agreement was entered into as part of the Company’s acquisition of the Air Filtration business from General Electric Company (“GE”) in December 2013. This agreement (i) guaranteed employment to Mr. White for two years following the closing of the acquisition (which time period has now expired); (ii) provided for a special one-time grant of 1,000 performance-based RSUs based on his business unit’s 2014 performance (which performance target was achieved), and (iii) provided that the Company would make three supplemental annual contributions (in each of 2014, 2015 and 2016) to Mr. White’s 401(k) account equal to 3% of his base salary, to compensate him for the loss of further benefits under his GE pension.
No employment agreements were entered into or modified with any named executive officer in fiscal 2015.

Fiscal 2015 Commentary Relating to
Compensation Program/Element	General Description/Commentary	Named Executive Officers
Change in Control Agreements

The Company provides executive officers and other executives with Change in Control Agreements. These are “double trigger” and generally provide for 3 years of cash and benefits and accelerated equity vesting in the event of certain terminations of employment following a Change in Control.

Mr. White’s Change in Control agreement was amended during fiscal 2015 to provide him with the same 3 years of cash, benefits and accelerated equity as other executive officers in the event of certain terminations following a Change of Control. (Previously, Mr. White’s Change of Control agreement provided for one year of salary, benefits and accelerated equity.) When his agreement was amended, the Company removed the excise tax gross-up provision therefrom. Consequently, if Mr. White’s payments would trigger the application of excise tax, Mr. White will either receive a reduced level of payout (such that the excise tax is not triggered) or a full payout, but pay the tax himself, whichever of these results is more beneficial to him.

Fiscal 2015 Commentary Relating to
Compensation Program/Element	General Description/Commentary	Named Executive Officers

Retirement Benefits
●The Company provides certain legacy retirement programs above and beyond its 401(k) plan, but only Mr. Lindsay participates in these legacy programs (as did Mr. Ferrise before his retirement at the end of fiscal 2015). The Company’s Chief Executive Officer, Mr. Conway, Mr. Fallon, Mr. White and Mr. Wolfson do not.

●No named executive officer participates in the Company’s Executive Retirement Plan.

●The Company has a restoration program to allow all employees whose cash compensation exceeds certain IRS mandated limits ($265,000 in 2015) to receive a match on certain funds contributed to their deferred compensation accounts. This program is intended to provide approximately 30 or 40 of the Company’s senior managers, and not just the named executive officers, the same retirement benefits offered to all Company employees on a percentage of compensation basis.
There were no changes to the terms of any of the Company’s retirement plans, or to executives’ participation in the retirement plans, in fiscal 2015.

Stock Ownership Guidelines

After five years of service as CEO, the Company requires its CEO to own Company stock worth 4 times his base salary. After five years of service as an executive officer, the Company requires other executive officers to own Company stock worth 2 times their respective base salary.

The Compensation Committee has determined that all of the Company’s executive officers, including named executive officers, are in compliance with the stock ownership guidelines, based on their respective years of tenure in their current positions.

Compensation Overview and Philosophies

Through its compensation policies, the Company seeks to attract and retain high quality leadership and to assure that the executive officers and senior management of the Company are compensated in a manner consistent with their performance, shareholder interests, competitive practice and the applicable requirements of regulatory bodies. The Committee reviews and approves the compensation policies and practices of the Company, particularly in respect of executive officers and other members of senior management. All of the members of the Committee are independent directors as determined under the NYSE corporate governance rules, and none of them has at any time been an officer or employee of the Company or any of its subsidiaries.

The key principles listed below are reflected in structuring the compensation packages for the Chief Executive Officer and the other executive officers of the Company. None of these principles is accorded any specific weight or, as a matter of policy, considered as being more important than the others.

Pay for Performance

A significant percentage of an executive’s total compensation is linked to Company financial and stock price performance as well as the executive’s individual performance in attaining the Company’s objectives. This structure is designed to reward both short-term and long-term performance and align the interests of management with the long-term interests of the Company’s shareholders.

Competitiveness

Our executives’ total compensation packages, as well as the individual components thereof, are generally designed to be competitive with the median compensation levels of those of executives occupying comparable positions in comparable companies. Elements of the total compensation package are also designed to allow an opportunity to earn more than median compensation levels when the Company delivers exceptional performance. The Company believes that the opportunity to achieve earnings in excess of median under this framework provides a significant challenge and incentive to the executive officers of the Company.

Executive Ownership

A major component of each executive’s compensation is equity-based in the form of stock options and restricted stock units. As a result, our executive officers’ interests are directly linked with our shareholders’ interests. The Company believes that equity-based compensation properly balances the rewards for long-term versus short-term results.

Management Development

The compensation packages are also designed to attract and retain quality executives with the skills and other competencies required to meet the Company’s objectives and to enhance shareholder value.

Establishing Compensation for Executive Officers

The Committee is responsible for reviewing and overseeing the executive compensation practices and policies of the Company, particularly in respect of executive officers and other members of senior management. To assist it in this endeavor, the Committee has historically engaged independent compensation consulting firms to (i) review on a regular basis relevant market and other data regarding executive compensation and review holistically from time to time the compensation programs for the Company’s executive officers, and (ii) otherwise advise the Committee on matters of executive compensation. For several years, the Committee has engaged FWC as its independent advisor on matters of executive compensation. Notwithstanding this engagement, the Committee considers the input of outside consultants such as FWC to be but one of several factors in evaluating and establishing the Company’s compensation programs and the compensation paid to senior management. These other factors include but are not limited to the recommendations of the Company’s Chief Executive Officer (other than with respect to the compensation of the Chief Executive Officer himself); the performance of the Company, its operating units and their respective executives; market factors such as the health of the economy and of the industries served by the Company; the availability of executive talent generally; executives’ length of service; internal assessments and recommendations regarding particular executives; and the succession planning initiatives of the Company.

Tally Sheets

Each year, the Company prepares and the Committee receives updated tally sheets on each executive officer and other senior members of management that show each individual’s historical, actual and expected levels of total compensation until a projected retirement age of 65. Among other things, these tally sheets detail:

●	The actual salary, cash incentives and total compensation paid to each executive over the past 5 years;

●	Gains realized by each executive from the exercise of stock options and the vesting of restricted stock units dating back to the start of his employment;

●	The expected value of each executive’s current and anticipated future stock holdings and stock options under different assumptions regarding the Company’s stock price;

●	Severance benefits payable to each executive in connection with various potential termination scenarios; and

●	The expected value of each executive’s retirement benefits.

These tally sheets are used for two purposes. First, the Company uses the information as part of its retention efforts by communicating the underlying information to each executive officer and other senior members of management and demonstrating to such individuals the value in remaining with the Company until retirement. Second, the Committee uses these tally sheets in order to monitor compensation for each of the executive officers and other members of senior management on a holistic level and to better understand each executive’s compensation standing over the expected life of his career, as well as the impact that current pay decisions have on other aspects of compensation, including pension amounts and severance benefits. The Committee generally does not use, and in fiscal 2015 did not use, the tally sheets to make specific compensation decisions with respect to the named executive officers or with respect to the specific design or modification of the Company’s compensation programs.

Market Comparisons/Peer Group

In considering the competitiveness of the Company’s compensation levels, the Committee refers to outside data, including data in respect of a defined “peer group” of companies that the Company believes approximate the Company in one or more meaningful ways, which may include such other companies’ revenues, market capitalization, operational and geographical structure, and industries/markets, as well as third party considerations (e.g., as where members of the financial or business community treat a particular company as being a Company peer). As explained below, peer group data is not the only external data the Company considers for assessing the competitive nature of its compensation programs, and, as explained above, such competitive assessment itself is but one of the factors the Committee considers in establishing executive compensation.

The Company believes that the selection of a peer group to be used for assessing the competitiveness of its executive compensation levels is something that requires reconsideration every year. The Company reviews its peer group on an annual basis and changes certain members of the peer group as the Company refines its comparison criteria and when the Company and members of the peer group change in ways that make comparisons less or more appropriate.

Following a comprehensive review by FWC in June of 2014, the Committee decided to make several changes to the Company’s peer group in respect of fiscal 2015 in order to better align the Company’s peer group with the Company in terms of similarity of business, median revenue and market capitalization, particularly following the Company’s acquisition activity in fiscal 2014, which caused the Company’s revenues to significantly increase between 2013 and 2014. In furtherance of these objectives, the Committee added Crane Co., Watts Water Technologies, Inc. and Woodward, Inc. to the Company’s 2015 peer group in comparison to its 2014 peer group and eliminated Columbus McKinnon, Kaydon Corporation and ESCO Technologies Inc. from the Company’s 2014 peer group.

Following these changes, the peer group used for purposes of fiscal 2015 compensation benchmarking was comprised of the following 18 companies:

2015 Peer Group
Actuant Corporation	CIRCOR International, Inc.	Graco Inc.	Westinghouse Air Brake Technologies
Altra Holdings Inc.	Crane Co.	IDEX Corporation	Corporation (Wabtec)
Astec Industries, Inc.	Donaldson Company, Inc.	Nordson Corporation	Watts Water Technologies, Inc.
Barnes Group Inc.	Dresser-Rand Group Inc.	Pall Corporation	Woodward, Inc.
Chart Industries, Inc.	EnPro Industries, Inc.	The Toro Company

In addition to the peer group data which is drawn directly from publicly available proxy filings, the Company also uses compensation survey data that is drawn from surveys of thousands of companies in connection with its competitive analysis. This survey data derives from national, general industry surveys and is scoped by FWC to be representative of the revenue responsibility of the Company’s executive officers. Generally speaking, the Company uses peer group and survey data to establish benchmarks for levels of base salary, target annual incentive opportunity and equity grants rather than to structure the Company’s compensation programs.

The Company believes that using both peer group and survey data provides a more comprehensive set of data on which to base comparisons of compensation practices and programs among companies. Because the peer group data derives from proxy statements filed with the SEC, the Company believes that such data is more transparent, but comes from a more limited sample size and may be more difficult to correlate to positions other than the Chief Executive Officer and Chief Financial Officer. Survey data, on the other hand, comes from a much larger sample size and may be more easily correlated to certain executive positions, but necessarily includes companies outside of a defined peer group.

Fiscal Year 2015 Compensation Analysis

Using the peer group and survey data described above, the Committee asked FWC to prepare a comprehensive competitive assessment of the annual salary, target total cash compensation and target total direct compensation (which consists of the sum of annual salary, target annual cash incentives and the value of annual long-term incentive awards) for each of the Company’s executives, including the named executive officers. The results of this analysis showed that the Company’s target total direct compensation levels with respect to its executives were generally below median relative to both the survey data and the peer group data.

The Committee used this assessment as its starting point in making 2015 compensation decisions in respect of the executive officers and also considered various other factors with respect to these individuals, including their respective importance to the Company, their respective expected future contribution to the Company, their respective skill sets and performance to date, competitive pressures (i.e., “hire-away” risk), tenure, and the difficulty and cost of replacement.

CEO Compensation

As discussed in prior years’ proxy statements, since appointing Mr. Conway as President and Chief Executive Officer in December 2011, the Board has structured Mr. Conway’s compensation package in a conservative manner and with the goal of gradually increasing such compensation to market levels over time, assuming continued strong individual performance. As described further below, the decisions regarding each element of Mr. Conway’s target total direct compensation package in respect of fiscal 2015 were consistent with this plan.

Components of Executive Pay

The following is a discussion of each of the individual components of the Company’s executive compensation program, including how these components were implemented in respect of fiscal 2015.

Annual Salary The Company believes it is appropriate to provide its executives with a level of base salary commensurate with their respective experience, responsibilities and accomplishments. The Committee generally approves the salaries for the executive officers on an annual basis at a meeting of the Committee held early in the first quarter of the fiscal year.

Annual Salary Decisions for Fiscal 2015

Based on the considerations previously discussed, the Committee approved increases to the annual salaries of the Company’s named executive officers at the outset of fiscal 2015.

As part of its plan to gradually increase Mr. Conway’s compensation to competitive levels and in recognition of Mr. Conway’s performance during fiscal 2014, the Committee increased Mr. Conway’s base salary from $700,000 to $800,000 at the outset of fiscal 2015. Despite the increase in his base salary, Mr. Conway’s target cash compensation for fiscal 2015 remained slightly below peer group and survey data medians.

With respect to Mr. Fallon, the Committee increased his base salary from $400,000 to $415,000 at the outset of fiscal 2015. The Committee did this in recognition of the fact that Mr. Fallon’s base salary and target total direct compensation were below median compared to the Company’s peer group and with respect to survey data, and also in recognition of Mr. Fallon’s individual performance in his role as Chief Financial Officer.

With respect to Mr. Wolfson, the Committee increased his base salary from $325,000 to $340,000 at the outset of fiscal 2015. The Committee did this in recognition of the fact that Mr. Wolfson’s base salary and target total direct compensation were below median, as compared to the Company’s peer group and with respect to survey data, and also in recognition of Mr. Wolfson’s individual performance in his role as General Counsel.

With respect to Mr. Lindsay, the Committee increased his base salary from $266,000 to $290,000 at the outset of fiscal 2015. The Committee did this in recognition of the fact that Mr. Lindsay’s base salary and target total direct compensation were below median, as compared to the Company’s peer group and with respect to survey data, and also in recognition of Mr. Lindsay’s individual performance in his role as Chief Administrative Officer.

With respect to Mr. White, the Committee increased his base salary from $275,000 to $315,000 at the outset of fiscal 2015. The Committee did this in recognition of Mr. White’s promotion to division President and Company executive officer in June 2014, the fact that Mr. White’s base salary and target total direct compensation were below median compared to the Company’s peer group and with respect to survey data, and also in recognition of Mr. White’s individual performance in his role as President of the Company’s Industrial Air division.

The Committee also approved a standard 3% merit increase for Mr. Ferrise at the outset of fiscal 2015, increasing his base salary from $402,000 to $415,000.

As a result of the foregoing determinations, the fiscal 2015 salaries of the named executive officers compared with their fiscal 2014 salaries (rounded to the nearest thousand dollars in each case) were as follows:

	Fiscal 2014	Fiscal 2015	Percentage
Name	Annual Salary	Annual Salary	Increase
Christopher L. Conway	$700,000	$800,000	14%
David J. Fallon	$400,000	$415,000	4%
Sam Ferrise	$402,000	$415,000	3%
David J. Lindsay	$266,000	$290,000	9%
Keith A. White	$275,000	$315,000	14.5%
Richard M. Wolfson	$325,000	$340,000	5%

Performance-based Cash Incentive Compensation The Company believes that a substantial portion of an executive officer’s target cash compensation should be incentive-based. Therefore, the Company has implemented a cash incentive program that provides named executive officers and certain other employees of the Company with the opportunity to earn cash incentive compensation for the achievement of annual goals. Such incentive-based cash compensation is contemplated under the 2014 Incentive Plan, which was approved by the shareholders of the Company at the 2014 Annual Meeting of Shareholders. The aggregate maximum amount of performance-based incentive compensation, including cash, payable under the 2014 Incentive Plan in any fiscal year to any individual is $3,000,000.

The 2014 Incentive Plan allows the Company and the Committee to implement a broad variety of performance-based cash incentive plans and programs. The Company traditionally uses the CLARCOR Value Added Incentive model (“CVA Model”) to determine annual incentive-based cash compensation. The Company uses the CVA Model for purposes of determining annual cash incentive compensation not only for the named executive officers, but also for approximately 100 senior management employees of the Company and its various subsidiaries.

Pursuant to the CVA Model, annual cash incentive awards are based upon the achievement of specified corporate and operating unit profit goals using an objective formula (the “CVA Formula”), although the Committee retains discretion to make adjustments as discussed further below. The CVA Formula effectively measures the amount by which the Company’s after-tax earnings exceed the Company’s cost of capital in relation to certain assets under management’s control. As a result, the CVA Model is designed to reward the effective deployment of the Company’s capital. Moreover, because the CVA Model is an earnings-based program, compensation paid under the program is by definition self-funding and must “pay for itself” each year.

As described in the 2015 Proxy Statement, during fiscal 2014 the Company modified the CVA Formula in response to the findings and recommendations of senior financial personnel from all of the Company’s principal operating units in order to improve the effectiveness of the CVA Model as an incentivizing compensation tool and to better align it with certain newly articulated corporate goals regarding management of certain key working capital accounts. Specifically, the finance group recommended (i) limiting the CVA Formula to certain working capital accounts (i.e., accounts receivable, accounts payable, inventories and customer deposits), and (ii) updating the tax rate and the deemed cost of capital used in the CVA Formula (which serve as constants in the CVA Formula) to 32% and 12%, respectively.

The Committee considered management’s recommendations and discussed the same with the entire Board and with its independent advisor, FWC. As part of its consideration, the Committee reviewed anticipated fiscal 2014 and historical CVA Model payouts at both the consolidated corporate and operating company level and considered what the CVA Levels (and associated payouts) would have been if the recommended changes had been in effect historically. This analysis showed that in the majority of past years, including in respect of fiscal 2014 (the year in which the changes were adopted), payouts would have been lower had management’s recommendations been adopted and in effect. No comparative calculation was made in respect of fiscal 2015, since the changes already had been introduced.

The CVA Model and CVA Formula (as revised) are conceptually discussed in detail below. Following this discussion, we discuss how the CVA Model and CVA Formula were applied in respect of fiscal year 2015.

The CVA Model and CVA Formula – Conceptual Discussion

The CVA Formula is as follows:

(Budgeted Operating Profit x 68%) – (Budgeted Net Working Capital Assets x 12%) = Target CVA

In the CVA Formula, the 68% factor represents a deemed 32% tax rate, and the 12% factor represents the Company’s deemed cost of capital. These percentages are intended to be held constant from year to year so as to allow for meaningful comparisons across years, and do not necessarily reflect the Company’s actual tax rate or cost of capital in any given year. “Budgeted Net Working Capital Assets” are limited to inventories, accounts receivable, accounts payable, and customer deposits.

For fiscal 2015, the Company’s budgeted operating profit and budgeted net working capital assets for compensation purposes were approximately $245.6 million and $477.3 million, respectively, and Target CVA was therefore approximately $109.7 million.

The variable factors in the CVA Formula are the Company’s budgeted operating profit and its budgeted net working capital assets. As a general rule, the budgets of each significant operating unit and the Company as a whole contemplate that revenue and profit will grow over prior year levels, although this is not always the case.

The Company’s budgeted operating profit and budgeted net working capital assets used for CVA purposes are drawn directly from the Company’s annual budget, which is reviewed and approved by the Board. On rare occasions the Committee may set the Company’s consolidated budgeted operating profit for CVA purposes at a level different from the consolidated operating profit established under the annual budget, if the Committee believes that the consolidated annual budget is too aggressive or conservative for compensation purposes. This did not occur in fiscal 2015.

Payouts under the CVA Model are divided into “Levels” of CVA performance. “Level 1” represents the entry point – i.e., the Level that must be achieved before payouts can occur. “Level 6” represents the achievement of target CVA under the CVA Formula and “Level 10” represents the achievement of some point in excess of target CVA, as discussed in the next paragraph. The CVA Formula applies equally to all employees whose incentive compensation is subject to the CVA Model; only the target percentage of an individual’s salary for a certain level of performance differs among eligible employees. For example, for some members of senior management, the achievement of target CVA may equate to a payout equal to 25% of their salary, while for the named executive officers it ranged between 45% and 100% for fiscal 2015.

The Company establishes, and the Committee approves, the target CVA “Level 6” each year by applying the CVA Formula to the Company’s budgeted pre-tax operating profit and its budgeted net working capital assets for that year. The Company then establishes “Level 1” and “Level 10” by applying a particular percentage approved by the Committee to the Company’s budgeted pre-tax operating profit (following certain immaterial adjustments related to certain non-operating items), and then running the resulting number through the CVA Formula. In fiscal 2015, “Level 1” and “Level 10” were established by multiplying the Company’s budgeted pre-tax operating profit (following certain immaterial adjustments related to certain non-operating items) by 85% and 110%, respectively (the same percentages as used in the last several fiscal years), and then applying the CVA Formula, as follows:

Level*	Budgeted 2015 Operating Profit**	CVA**
1	$208.7 million	$84.7 million
6	$245.6 million	$109.7 million
10	$270.1 million	$126.4 million
____________________

*	The differences between Levels not shown (e.g., between Levels 1 and 2 and between Levels 8 and 9) are calculated on a straight-line basis.

**	These numbers are the Company’s consolidated fiscal 2015 numbers. These consolidated numbers were used in respect of all of the named executive officers other than Mr. Ferrise and Mr. White, whose 2015 CVA performance was based 80% on the performance of the respective operating divisions for which they served as president, and 20% on the consolidated performance of the Company. The budgeted 2015 operating profit and resulting budgeted CVA at Level 6 for the Company’s Engine/Mobile division (the business unit for which Mr. Ferrise formerly served as President) was approximately $162.9 million and $85.4 million, respectively. The budgeted 2015 operating profit and resulting budgeted CVA at Level 6 for the Company’s Industrial Air division (the business unit for which Mr. White served as President) was approximately $43.9 million and $15.5 million, respectively.

In the event that the Company’s actual operating profit (or the applicable business unit’s operating profit, in the case of Mr. Ferrise and Mr. White) is greater than the amount established for Level 10 (110% in fiscal 2015), the resulting CVA level is determined on a straight-line basis using the same increments as used in calculating differences between Levels 6 and Level 10. For example, in fiscal 2015, where Level 6 was set at 100% of budgeted operating profit and Level 10 was set at 110% of budgeted operating profit, the differential was 2.5% of budgeted operating profit per Level (i.e., from Level 6 to Level 7, from Level 7 to Level 8, etc.) This means that Level 11 would have been achieved by attaining 112.5% of budgeted operating profit (i.e., the Level 10 operating profit percentage threshold of 110%, plus 2.5%), Level 12 would have been achieved by attaining 115% of budgeted operating profit (i.e., the Level 11 operating profit percentage threshold of 112.5%, plus 2.5%), etc. This was inapplicable in fiscal 2015, however, as neither the Company nor either of the Company’s Engine/Mobile or Industrial Air divisions (in the case of Mr. Ferrise and Mr. White, respectively) exceeded Level 10.

The Committee does not have any formal method for establishing the Level 1 and Level 10 percentages, but may consider a variety of factors, including a desire to maintain these percentages generally consistent from year to year, management’s recommendations, the economic climate, the Committee’s perception of how likely the Company or business unit is to achieve its overall budget, and the prior years’ performance of the Company and its business units. For fiscal 2015, the Committee based its decision on all of the foregoing factors.

With respect to determining payouts above Level 10, the CVA Model is designed to strike a balance between incentivizing management (including the named executive officers) to continue to achieve as much as possible, while recognizing that at least some portion of such achievement may be due to reasons beyond management’s control or influence (e.g., an improvement in general economic conditions or a dramatic demand improvement in a key end-market of a particular subsidiary). This is achieved by calculating the difference between Levels beyond Level 10 (e.g., from Level 10 to Level 11 and from Level 11 to Level 12, etc.) on a straight-line basis, but limiting the amount of extra reward that an employee receives above Level 10 to a fixed additional percentage of his or her payout at Level 10. (This fixed additional percentage was 10% in fiscal 2015.) In other words, the relative benefit to an individual for achieving Level 10 is greater than the benefit of achieving beyond Level 10. The table further below entitled “Potential Cash Incentive Payments To Named Executive Officers In Respect Of Fiscal 2015” illustrates this concept. Irrespective of achievement, however, no individual may receive a payout in excess of the $3,000,000 cap on performance-based incentive compensation mandated by the 2014 Incentive Plan.

The fixed additional percentage for moving above Level 10 (10% in fiscal 2015 for each level above Level 10) is established each year by the Committee and is applicable to the named executive officers and all of the approximately 100 senior management employees whose incentive cash compensation is ultimately determined under the CVA Model. The Committee does not have any formal method for establishing this fixed percentage, but may consider a variety of factors, including management’s recommendations, the Committee’s sense of how much of any incremental operating profit should be shared with management versus the Company’s shareholders, the economic climate, the Committee’s perception of how likely the Company or a significant subsidiary is to achieve its overall budget, and the prior years’ performance of the Company and significant subsidiaries. For fiscal 2015, the Committee based its decision on all of the foregoing factors.

At the end of the fiscal year the Company calculates the CVA achievement for that year for each of its business units and for the Company on a consolidated basis, by drawing each of these numbers from the Company’s audited financial statements. The Committee retains discretion to modify or eliminate the CVA Model and the CVA Formula or any of the elements thereof in respect of any given fiscal year. For example, the Committee may include or exclude unusual or noteworthy items of revenue, expense, assets or liabilities in determining the final calculations of cash incentive payments and calculations under the CVA Model. Although the Committee does not exercise this discretion often, and does not follow any formula or give a pre-determined weight to any individual factor when it does so, the Committee did adjust the CVA Formula in respect of fiscal 2015, as discussed further below.

The Company believes that the historical results of the CVA Model support its view that the budgeted performance numbers are targets which are neither overly aggressive nor easy to achieve, although the unusual economic conditions that prevailed in fiscal 2009, fiscal 2010 and fiscal 2011 made budgeting more difficult than usual and produced larger-than normal swings in CVA results over this period. The following table shows the Company’s CVA achievement over the previous ten fiscal years, as well as the averages over the last five and ten fiscal years, respectively:

Fiscal Year	CVA Level
2006	5.7
2007	1.8
2008	5.7
2009	0
2010	16.0
2011	9.4
2012	4.5
2013	4.0
2014	8.8
2015	1.1
Ten Year Average (last ten fiscal years)	5.7
Five Year Average (last five fiscal years)	5.6

Performance Based Cash Incentives in Respect of Fiscal 2015

As part of its analysis of compensation levels, at the outset of fiscal 2015 the Committee decided to leave the target bonus percentage of all named executive officers other than Mr. Fallon, Mr. Ferrise and Mr. White at their 2014 levels. Consequently, Mr. Conway’s target bonus percentage remained at 100%, Mr. Wolfson’s at 50%, and Mr. Lindsay’s at 45%.

With respect to Mr. Fallon, the Committee increased his target bonus percentage from 60% to 65% at the outset of fiscal 2015 in recognition of the fact that Mr. Fallon’s target total direct compensation was below median compared to the Company’s peer group and with respect to survey data, and also in recognition of Mr. Fallon’s individual performance in his role as Chief Financial Officer.

With respect to Mr. Ferrise, the Committee increased his target bonus percentage from 50% to 55% at the outset of fiscal 2015, in recognition of Mr. Ferrise’s individual performance as the President of the Company’s Engine/Mobile division.

With respect to Mr. White, the Committee increased his target bonus percentage from 45% to 55% at the outset of fiscal 2015 in recognition of Mr. White’s promotion to division President and Company executive officer in June 2014, the fact that Mr. White’s target total direct compensation was below median compared to the Company’s peer group and with respect to survey data, and in recognition of Mr. White’s individual performance in his role as President of the Company’s Industrial Air division.

The range of potential CVA awards payable in respect of fiscal 2015 for each named executive officer is shown in the following table:

POTENTIAL CASH INCENTIVE PAYMENTS TO NAMED EXECUTIVE
OFFICERS IN RESPECT OF FISCAL 2015

	Percentage	Percentage	Percentage	Percentage	Percentage	Percentage
	of Annual	of Annual	of Annual	of Annual	of Annual	of Annual
	Salary	Salary	Salary	Salary	Salary	Salary
Attainment of Budgeted	Payable To	Payable to	Payable to	Payable to	Payable to	Payable to
Performance(1)(2)	Mr. Conway	Mr. Fallon	Mr. Ferrise	Mr. Lindsay	Mr. White	Mr. Wolfson
Less than 85%	0	0	0	0	0	0
85% (Level 1)	10%	10%	10%	10%	10%	10%
100% (Level 6)	100%	65%	55%	45%	55%	50%
110% (Level 10)	250%	162.5%	137.5%	112.5%	137.5%	125%
125% (Level 16)(3)	400%	260%	220%	180%	220%	200%
____________________

(1)	The “budgeted performance” percentages specified in this column refer to operating profit while the “Levels” refer to CVA. Payment of cash incentive awards between the indicated percentages of budgeted performance (i.e., between Levels) is calculated on a straight line basis.

(2)	The minimum level of budgeted performance (i.e., the “entry point” or Level 1) and the excess percentage above target for setting Level 10 are established each year by the Committee. For fiscal 2015, they were 85% and 110%, respectively.

(3)	The last row of this table demonstrates what happens when budgeted performance increases beyond Level 10, in this case to a hypothetical Level 16 (the level achieved by the Company on a consolidated basis in fiscal 2010, and the highest in its history). Taking Mr. Conway as an example, the table shows that his payout would increase by approximately an additional 37.5% of salary per Level by moving four Levels above target from Level 6 to Level 10, but would increase only an additional 25.0% of salary per Level for moving an additional six levels from Level 10 to Level 16. As indicated previously, the fixed percentage payable for moving beyond Level 10 (i.e., the 10% of Level 10 payout used in fiscal 2015 and in the example above) is established each year by the Committee.

At the outset of fiscal 2015, the Company intended that any incentive cash compensation paid would satisfy any applicable requirements as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, during the first fiscal quarter of 2015 the Company established and the Committee approved target payouts for total cash incentive compensation for the named executive officers that were based on the Company’s budgeted fiscal 2015 net earnings. The target payout for Mr. Conway was established at approximately 1.79% of net earnings and for each of the other named executive officers at approximately 0.59% of net earnings.

Recognizing that these target payouts would likely result in the named executive officers receiving cash incentive amounts in excess of what the Committee believes are appropriate levels, the Committee indicated to management that it expected to use its discretion to reduce the cash incentive compensation payable to the executives for fiscal 2015 to levels below the foregoing amounts. The Committee further communicated to the executives to expect that it would set final cash incentive compensation in accordance with historical practice by using the CVA Model and CVA Formula.

In January of 2016, the Committee confirmed the foregoing decisions and analyzed the Company’s and (with respect to Mr. Ferrise’s and Mr. White’s cash incentive compensation) the Company’s Engine/Mobile and Industrial Air divisions’ fiscal 2015 CVA results. The Committee noted that the Company’s 2015 results were negatively impacted by two noteworthy items: (i) approximately $1.8 million of unbudgeted expenses associated with the Company’s pursuit of a significant Board-supported transaction that was not consummated (the “Potential Transaction”); and (ii) approximately $5.6 million of unbudgeted charges associated with the significant restructuring announced in November 2015, which the Company fully recognized in fiscal 2015 under applicable accounting rules. The Committee delegated to a special committee consisting of the Chairman of the Committee and the Company’s Lead Director to determine whether, in consultation with FWC, these two items should be excluded from the calculation of 2015 CVA results.

The special committee determined, in consultation with FWC, that both of these items should be excluded from the calculation of 2015 CVA results. With respect to expenses related to the restructuring, the special committee noted that the Company does not have a history of engaging in such restructurings, and the restructuring charges at issue were incurred in the last month of the fiscal year and represented an acceleration of expenses under applicable accounting rules. Moreover, the special committee determined that it is in the Company’s best interest to encourage management to take appropriate steps to restructure the Company’s cost structure when necessary in furtherance of the Company’s long-term strategic priorities, and that excluding these charges from CVA calculations appropriately incentivizes this behavior. With respect to expenses related to the Potential Transaction, the special committee noted that the Company’s historical practice has been to exclude significant transactional deal costs from the calculation of CVA results. Moreover, the Potential Transaction was one which the Board encouraged and was fully informed about and actively participated in. The special committee determined that it is in the Company’s best interest to encourage management to pursue such strategically important and Board-encouraged opportunities whenever they arise, and that excluding the associated expenses from CVA appropriately incentivizes this behavior.

Following these adjustments, the Company achieved a CVA result of 1.1, or just above threshold, whereas the Engine/Mobile division and the Industrial Air division did not achieve threshold performance. Consequently, the named executive officers received cash incentive compensation payments well below target levels, as set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation”.

Long-term equity incentive compensation. The Company’s equity-based awards program encourages executives to make business decisions that, over the long term, are contemplated to increase the price of the Company’s stock, thereby aligning the interests of executives and shareholders. All equity-based awards have been made pursuant to the provisions of incentive plans approved by the Company’s shareholders.

The Company has traditionally granted equity-based awards through a combination of time-vesting stock options and restricted stock units (“Traditional Awards”). In fiscal 2015, however, in addition to granting the Traditional Awards, the Company introduced a supplemental long-term performance-based equity incentive program, the Three-Year LTI Program, in order to incentivize the achievement of superior levels of growth and profitability. Each of these long-term equity incentive programs (i.e., the Traditional Awards and the Three-Year LTI Program) and respective implementation in 2015 are discussed below.

Traditional (i.e. time-vesting) Awards

Each year, the Committee considers and individually approves the grants of Traditional Awards to approximately 10 to 15 of the Company’s most senior executives (including the Chief Executive Officer, the Chief Financial Officer and all other executive officers of the Company), and then approves a pool of Traditional Awards to be granted to other individuals throughout the Company at the discretion of the Chief Executive Officer.

The Committee typically approves Traditional Awards to eligible employees (including the named executive officers) only once per year, although the Committee may authorize grants of such awards in the event that a new executive officer is hired or an executive officer receives a promotion. The Committee determines the number of Traditional Awards made to senior management (including the named executive officers) after receiving input from FWC and the recommendations of the Chief Executive Officer (with respect to awards made to members of senior management other than himself), and the entire Board approves Traditional Award grants to the Chief Executive Officer, based on recommendations by the Compensation Committee and with input from FWC, as part of its annual review of the Chief Executive Officer’s performance.

The value of Traditional Awards is included in the Company’s analysis of the executive officer’s target total direct compensation and is considered as part of the Company’s benchmarking process. The Company values stock option grants by calculating their Black-Scholes values on the date of grant and the value of restricted stock units included in Traditional Awards by calculating their market value as of the date of grant.

Grants of both stock options and restricted stock units included in Traditional Award grants normally vest annually in equal installments over four years in order to encourage executive officers’ continued service to the Company, and the vesting of restricted stock units may be deferred at the election of a grantee so long as the election is timely made (approximately one year prior to vesting). Until the restricted stock units included in Traditional Award grants vest, the recipient does not have any rights as a shareholder of the Company other than the right to receive a cash payment equal to the dividends payable on the underlying shares of common stock.

While the Company has no formal policy in this regard, the Company has historically awarded executive officers approximately 75% of the value of their Traditional Awards in the form of time-based stock options and 25% in the form of time-vested restricted stock units. Beginning in fiscal 2015, however, the Committee decided to alter this mix and award approximately 67% of the total value in the form of stock options and 33% in the form of restricted stock units. The Committee reviewed market data and received input from management and from FWC and concluded that the Company was likely overestimating the perceived value of stock options among its employees and that granting a somewhat higher percentage of equity-based compensation in the form of restricted stock units and a corresponding lower percentage in the form of stock options would serve as a better long-term retention tool, while remaining substantially performance-based and continuing to incentivize senior management and aligning their interests with those of our stockholders. In keeping with this philosophy, during fiscal 2015, the Company also ceased granting Traditional Awards in the form of stock options to employees below the senior management level, and instead began granting Traditional Awards to such employees consisting solely of restricted stock units.

The Company typically awards stock options in Traditional Awards on a fixed-number basis rather than a value basis, with the number of options remaining generally consistent (within a range of 15%) from year to year, except in those cases where an executive officer has been promoted (such as Mr. White) or is otherwise the subject of a structured program to bring his total compensation in line with benchmarking metrics. The Company does this because the Company believes that stock option valuation is a theoretical endeavor and the incentivizing purpose of stock options is better achieved when the number of options remains generally constant from year to year.

Finally, the Committee will occasionally approve one-time grants of Traditional Awards consisting of either stock options or restricted stock units in recognition of a particular accomplishment by an executive officer. This did not occur in fiscal 2015, however.

Traditional Awards for Fiscal 2015

At the outset of fiscal year 2015 (on December 15, 2014), the Committee approved the grant of non-qualified options for the purchase of the Company’s common stock and restricted stock units pursuant to the 2014 Incentive Plan, as follows:

	Shares Subject		Number of
	to Time-Based		Time-Based
	Vesting Option	Exercise	Vesting Restricted
Name	Grant	Price(1)	Stock Units
Christopher L. Conway	120,000	$63.22	10,000
David J. Fallon	37,500	$63.22	3,091
Sam Ferrise	35,000	$63.22	2,515
David J. Lindsay	19,000	$63.22	1,439
Keith A. White	12,500	$63.22	1,030
Richard M. Wolfson	27,500	$63.22	1,939
____________________

(1)	Each option has an exercise price equal to the fair market value of our common stock at the time of grant, as determined by the closing price of the stock on the date of the grant, or the closing price of the next business day if the market is not open on the grant date. Although approved on December 15, 2014, the grants were not made until January 20, 2015, three business days following the release of the Company’s 2014 financial results.

Grants of time vested restricted stock units are not deemed “performance based compensation” under Section 162(m), as an executive officer will realize at least some value from the grant of such units even if the market value of the Company’s common stock declines over the vesting period.

Three Year LTI Program

During fiscal 2014, the Company engaged in a strategic planning process and identified three year sales and operating profit margin goals that, if attained, the Company believed would deliver superior shareholder value over time relative to the Company’s peer group. The Committee and the Board reviewed these goals and used them as the basis for creating the Three Year LTI Program to issue performance-based awards under the Company’s 2014 Incentive Plan.

During the first quarter of fiscal 2015, approximately 75 senior leaders of the Company and its business units were granted restricted stock units pursuant to the Three Year LTI Program that will vest only if the Company and/or certain of its business units achieve certain sales and operating profit margin targets by the end of fiscal 2017. The number of restricted stock units granted to participants in the Three Year LTI Program was calculated as a percentage of each participant’s 2015 base salary, based on a share price of $66.00 per share (i.e., the average closing price of the Company’s stock during the first month of fiscal 2015 rounded to the nearest whole dollar). In the case of executive officers, including the named executive officers, the number of restricted stock units was calculated based on 100% of their respective 2015 base salaries (or 33.3% of their respective 2015 base salaries if annualized over the three-year performance period), as reflected in the following chart.

Performance-Based RSU Grants to Named Executive Officers Under Three Year LTI Program

Target Restricted Stock
Units
(#)
Christopher L. Conway	12,121
David J. Fallon	6,288
Sam Ferrise	6,288
David J. Lindsay	4,394
Keith A. White	4,773
Richard M. Wolfson	5,152

The key terms of the Three Year LTI Program are as follows:

●

The sales and operating profit margin targets for corporate employees, including Messrs. Conway, Fallon, Lindsay and Wolfson, are generally based on the Company’s consolidated and audited fiscal 2017 results, subject to certain defined adjustments, whereas the targets for business unit employees, including Mr. Ferrise and Mr. White, are generally based 80% on the audited fiscal 2017 results of the relevant business unit and 20% on the Company’s consolidated and audited fiscal 2017 results, subject to certain defined adjustments.

●

The Committee established minimum thresholds for both sales and operating profit margin at levels that the Committee believed were aggressive and not easy to achieve, and represented performance well above the historical peer group median. The Committee took this approach in recognition of the fact that the Three Year LTI Program represented additional compensation to the eligible employees and should only be paid out if the Company or the relevant business unit, as the case may be, achieved results that the Committee believed were likely to represent superior performance as compared to the Company’s peer group over the relevant performance period.

●

Failure to achieve either the sales or the operating profit margin threshold will result in the loss of the entire award. Thus, if the Company achieves 100% or more of its three-year sales target but fails to achieve the threshold performance for operating profit margin, the entire award will be forfeited.

●

If both thresholds are achieved, the sales target accounts for 70% of the payout and the operating profit margin target accounts for 30%. Achieving more than the threshold but less than the target for either sales or operating profit margin results in a sliding scale of payout ranging from 75% to 100% in the case of corporate employees.

●

The maximum number of shares that can be earned under the award is 100% of target (i.e., the full amount of the grant, which, for the named executive officers, are reflected in the chart above), irrespective of whether both the sales and operating profit margin targets are surpassed.

●

If a business unit achieves its threshold performance of sales and operating margin profit, but the Company does not achieve both of its thresholds on a consolidated basis, the business unit participants will have a maximum payout of 80%, and corporate employees will receive nothing.

●

Although the relevant measurement period for the Three Year LTI Program runs through the end of fiscal 2017, the actual awards will not be deemed earned until the end of fiscal 2018, at which time the Committee will determine whether the targets were achieved. This effectively serves as a 1-year holding requirement for award recipients.

●

Dividend equivalents payable on the restricted stock units granted under the Three Year LTI Program will be accrued but not paid over unless and until the awards actually are paid, and then in the same percentage as the final stock award. Dividends will be settled in cash.

●

All payouts under the Three Year LTI Program are subject to a clawback, if and to the extent the Company subsequently restates its financial results for the relevant time period(s) and such restatement would have resulted in the awards not having been paid or having been paid at a lower level.

●

In order to be eligible to receive an award, an individual must be employed by the Company or one of its business units through the end of fiscal 2017, except in the case of retirement, death or disability.

○	An individual who retires after age 60 prior to the end of fiscal 2015 will forfeit all awards granted under the Three Year LTI Program.
○

An individual who retires after age 60 and after the end of fiscal 2015, as was the case with Mr. Ferrise who retired immediately upon the conclusion of fiscal 2015, will have his or her award pro-rated based on the number of whole months the individual was employed during the three-year performance period, and payment will occur at the same time as for active employees and based on actual results. Furthermore, the individual must give the Company 6 months’ prior notice of his or her intention to retire and be in compliance with all restrictive covenants (e.g., relating to confidentiality and non-competition) to which the individual is then subject.

○

An individual who dies or becomes permanently disabled during the performance period will receive a pro-rata distribution of his or her award promptly following such death or disability, based on the number of whole months the individual was employed during the three-year performance period.

●

Upon a change in control of the Company, an individual’s target number of restricted stock units will be converted into time-vested restricted stock that will (unless required to be repurchased under the circumstances referenced below) vest in a “double trigger” manner on the earlier of (i) a date in December 2017 (i.e., after the 2017 fiscal year has concluded), (ii) upon death or disability, (iii) upon retirement after age 60 (subject to the same pro-rations, payment terms and restrictions as set forth above), or (iv) upon involuntarily termination without “cause” or voluntary termination by the individual for “good reason,” in any such case, following the change in control, with such definitions generally mirroring those found in the Company’s standard form CIC Agreement.

○

If the surviving company in the change in control transaction is not the Company and such company does not assume the award, the stock will be repurchased for cash within 30 days of the closing of the change in control transaction, at the same value as received by all other Company stockholders.

○

If the award is assumed, or if the Company is the surviving company, the award will continue and the individual must be employed by the surviving company or one of its subsidiaries at the end of fiscal 2017 in order to receive the applicable payout (except in the case of a termination under the circumstances discussed above – i.e., retirement, death/disability, involuntary termination other than for “cause” or voluntary termination for “good reason” – in which case the treatment of the award will be generally the same as discussed above).

Based on the Company’s fiscal 2015 financial results, the Company does not currently expect that any of the RSUs granted under the Three Year LTI Program to the named executive officers will actually vest, and the Company is not presently accruing any amount in respect of this liability under applicable accounting procedures.

Perquisites. The Company’s officers receive the following limited perquisites, which the Committee annually reviews and which the Company believes are important to attracting and retaining executive talent, including the named executive officers.

●

Company-paid physicals, the results of which are shared with the Company. These Company-paid physicals are also provided to various members of senior management outside of the named executive officer group.

●

Reimbursement of an amount up to 3% of the executive’s base salary for financial planning, tax preparation and estate planning provided by service providers acceptable to the Company. This benefit is also provided to various members of senior management outside of the named executive officer group, and those who receive this benefit typically do not avail themselves of the full value of the financial planning perquisite each year. In practice, therefore, the Company typically expends less than $35,000 on this perquisite in the aggregate in any given year.

●

A leased car and payment of attendant operating costs. This benefit is provided to all officers of a certain level of the Company and its significant domestic subsidiaries, and not just the named executive officers. The Company has found this to be a highly effective recruitment and retention tool, and believes that the perceived value of this perquisite exceeds its cash equivalent among eligible employees.

The Company does not pay tax gross-ups associated with the above perquisites, and the individual recipients are responsible for all related personal income taxes. The Company does, however, gross up and reimburse certain reasonable relocation expenses for all eligible relocating employees as part of the Company’s general relocation policy. This did not occur in fiscal 2015, however, as no such relocation expenses were incurred.

No executive officer other than the Chief Executive Officer may use Company aircraft for non-business purposes, although on rare occasions the Company may permit an executive officer other than the Chief Executive Officer to bring his or her spouse on a business trip. In such case, IRS regulations may require the Company to treat this as a personal benefit to the executive (depending on the number of Company personnel on the aircraft) and the Company would bear the expense of providing such benefit. This did not occur in fiscal 2015.

Although the Company does not have a written policy regarding the non-business use of Company aircraft by the Chief Executive Officer, such non-business use occurs very infrequently. Mr. Conway, the Company’s Chief Executive Officer, did not use the Company plane at all during fiscal 2015 for non-business purposes. If he had, the cost of any non-business flight would have been borne by the Company, but an amount calculated in accordance with applicable IRS regulations would have been included in his gross income for the year and he would have borne all associated taxes.

The value of the perquisites and other benefits payable to the named executive officers is set forth in the “Summary Compensation Table” under the heading “All Other Compensation”.

Executive Insurance Benefits

The Company provides supplemental life insurance benefits to Mr. Lindsay in order to compensate him for the loss of a benefit provided under a legacy supplemental life insurance program that is no longer in effect. Specifically, the Company pays the premium for a supplemental life insurance policy owned by Mr. Lindsay, which will pay his beneficiaries an amount equal to approximately two times his base salary upon his death. The Company does not pay tax gross-ups associated with this premium payment, and Mr. Lindsay is responsible for all related personal income taxes. In addition, the Company itself owns a life insurance policy on Mr. Lindsay, which will pay his named beneficiary an additional amount equal to approximately two times his base salary upon Mr. Lindsay’s death, with any remainder going to the Company.

The Company also provides each of the named executive officers (and certain other members of management who are not executive officers) with supplemental disability insurance coverage totaling between approximately 75% and 110% of their respective cash compensation in the event they are disabled. The precise level of coverage depends on the nature and severity of the disability. Under the disability program available to employees generally, this amount would otherwise be capped at 50%.

The value of the Company-paid insurance premiums and any amounts described above are included in the “Summary Compensation Table” under the heading “All Other Compensation” and further broken down in the table entitled “All Other Compensation”. The Company believes that the provision of the extra disability insurance coverage described above to the Company’s named executive officers is an important element in attracting and retaining executive officers.

Retirement Plans

There were no changes to the terms of any of the Company’s retirement plans or to the individuals who are entitled to participate therein during fiscal 2015.

401(k) Plan and 401(k) Restoration Plan. The Company maintains a 401(k) plan in which all employees (including all named executive officers) are eligible to participate. The Company also maintains a program (the “401(k) Restoration Program”) pursuant to which employees who earn cash compensation (i.e., salary plus bonus) in excess of the applicable IRS limit ($265,000 in 2015) can elect to contribute cash compensation above such limit into their respective deferred compensation accounts, and the Company will match such contributions dollar for dollar, subject to various limitations. The 401(k) Restoration Program is available not only to the Company’s executive officers, but to all employees who are eligible to participate in the Deferred Compensation Plan and whose cash compensation in a given year exceeds the applicable IRS limit. The Company instituted the 401(k) Restoration Program in recognition of the fact that employees who earn cash compensation in excess of the applicable IRS limit ($265,000 in 2015) are effectively prohibited from being able to save money on a tax deferred basis in their 401(k) accounts commensurate with their actual cash compensation and from receiving a Company match on the full value of their retirement savings. In the Company’s view, this limits the effectiveness of the 401(k) Plans as retirement savings vehicles and as a replacement for a traditional pension plan for such individuals.

A more detailed description of the 401(k) Restoration Program is set forth in this Proxy Statement under the heading “Deferred Compensation Plan” below.

Legacy Retirement Plans. The Company maintains several legacy retirement plans, in which Mr. Lindsay and Mr. Ferrise are the only named executive officers that participate. A full description of these plans and the named executive officers’ participation therein is set forth in this Proxy Statement under the heading “Retirement Plans” below, and the estimated total annual retirement benefits payable to the named executive officers is described in the Pension Benefits Table.

Executive Retirement Plan. As discussed in greater detail under the heading “Retirement Plans” below, the Company maintains the 1994 Executive Retirement Plan (the “Executive Retirement Plan”), which was amended and restated with an effective date of January 1, 2008 solely to comply with Section 409A of the Code. No named executive officer participates in the Executive Retirement Plan currently.

Deferred Compensation Plan. Finally, the Company maintains a Deferred Compensation Plan, pursuant to which eligible employees (including the named executive officers) may defer some or all of their cash compensation in a given year to a later date (e.g., a fixed future date or the date of the employee’s retirement or separation from service), provided the deferral election is timely made. The Company does not guarantee these funds (i.e., they are subject to creditor claims) and does not pay interest on them. Rather, any deferred funds are invested at the direction and discretion of the employee in the same investment vehicles as those available under the Company’s 401(k) plan.

Employment Agreements

No named executive officer has an employment agreement with the Company other than Mr. White, whose agreement was entered into in connection with the Company’s acquisition of GE’s Air Filtration Business in December 2013. Mr. White’s employment agreement guaranteed him employment for two years following the closing of the acquisition, which time period has expired. Consequently, each named executive officer’s employment relationship with the Company, including Mr. White’s, is “at will”.

Mr. White’s employment agreement also obliged the Company to grant Mr. White 1,000 performance-based restricted stock units which would vest if the air filtration business which Mr. White oversaw achieved its fiscal 2014 budget for operating profit. This target was achieved, and the corresponding restricted stock units vested in January of 2015. In addition, under the terms of the employment agreement, the Company was obliged to contribute an amount equal to 3% of Mr. White’s base salary to Mr. White’s 401(k) account during each of calendar 2014, 2015 and 2016 (contingent on Mr. White being employed by the Company at the date such contributions are made) in order to compensate Mr. White for the loss of further benefits under his GE pension. The Company makes these contributions quarterly in equal pro-rated installments and such contributions are separate and apart from, and in addition to, any Company contributions intended to match any of Mr. White’s own contributions to his 401(k) account. The Company made all required supplemental contributions to Mr. White’s 401(k) account during each of 2014 and 2015. After the Company makes the required contributions during calendar year 2016 (assuming Mr. White is employed by the Company at the date these contributions are to be made), the Company will have no further material obligations under Mr. White’s employment agreement.

Change in Control Agreements

The Company has previously entered into Change in Control Agreements with each of the named executive officers and with various members of management other than the named executive officers. The Company believes that the protections afforded through the termination and change in control provisions of the Company’s agreements with the Company’s named executive officers are an important element in attracting and retaining executive officers and would help to enable executives to focus on maximizing the value of the Company in the event there was any potential change in control transaction involving the Company.

The provisions of the Change in Control agreements between the company and the named executive officers and the economic consequences of such a change in control for each of the named executive officers are discussed further below under the heading “Potential Payments Upon Termination or Change of Control”. Because the Change in Control Agreements constitute a binding obligation of the Company, the Company does not have the ability to unilaterally modify their terms, and the Committee does not consider individual terms of these agreements in its assessment or determination of an executive officer’s annual compensation. However, the Committee did resolve in late 2015 to offer to modify Mr. White’s Change in Control Agreement to make it consistent with the terms of the Change in Control Agreements of the Company’s other executive officers, believing that such consistency is desirable and in the best interest of the Company, and offered Mr. White the opportunity to amend his Change in Control agreement, which opportunity he accepted. As discussed further below, under “Potential Payments Upon a Change of Control” this amendment provided Mr. White with increased payments and benefits in the event of certain terminations of employment following a change in control, but eliminated the obligation of the Company to gross up any payments to Mr. White’s to offset any excise tax that such payments and benefits may trigger.

Stock Ownership Guidelines

The Company has established stock ownership guidelines for executive officers. These guidelines require that executive officers, after a five-year period from the time they become executive officers, own Company common stock with a market value or original acquisition value ranging from a minimum of two times annual salary for officers at the level of corporate vice president to a minimum of four times annual salary for the Company’s Chief Executive Officer. In each case, shares subject to in-the-money options granted to an officer as well as grants of time-based restricted stock units count toward the fulfillment of these guidelines, but grants of unearned performance-based restricted stock units (such as those granted under the Three Year LTI Program) do not. The Committee oversees these guidelines and reviews each covered executive’s standing in respect of the same once per year. The Committee has affirmatively determined that all of the Company’s executives are in compliance with the guidelines based on their respective tenure in their current positions.

Compensation Decisions for 2016

Salaries and Target Bonuses

As described in the Executive Summary, the Company’s 2015 financial results were below our expectations, which resulted in the Company paying out little or no cash incentive compensation at various business units and undertaking a corporate restructuring that resulted in the elimination of approximately 200 jobs worldwide. In light of these considerations, management believed that the Company’s named executive officers, other than Mr. White, should not receive any increases in base salary or target cash compensation in fiscal 2016, notwithstanding the fact that we continue to be conservatively positioned relative to the peer group and survey medians with respect to such metrics. Consequently, senior management recommended and the Committee agreed, that fiscal 2016 target direct compensation (i.e., base salaries and target incentive cash compensation) should remain unchanged from 2015 levels for all executive officers other than Mr. White. In the case of Mr. White, the Committee approved a merit increase of approximately 2% in recognition of his continued professional development.

The following table shows the base salaries (rounded to nearest thousand) and annual incentive compensation targets for each of the named executive officers in fiscal 2015 versus 2016 as well as the percentage (rounded to the nearest whole percentage) by which base salaries were increased:

Name	2015 Base Salary and Target Incentive Compensation Percentage	2016 Base Salary and Target Incentive Compensation Percentage	Base Salary Percentage Increase
Christopher L. Conway	$800,000/100%	$800,000/100%	0%
David J. Fallon	$415,000/65%	$415,000/65%	0%
Sam Ferrise*	$415,000/55%	N/A	N/A
David J. Lindsay	$290,000/45%	$290,000/45%	0%
Keith A. White	$315,000/55%	$321,000/55%	2%
Richard M. Wolfson	$340,000/50%	$340,000/50%	0%
____________________

*       Mr. Ferrise retired at the end of fiscal 2015.

Equity Grants

On December 18, 2015 (which is at the outset of fiscal 2016), the special committee of the Committee approved Traditional Award grants of time-vested stock options and restricted stock units to each of the named executive officers, as set forth in the following table. Although approved in December, these grants were actually made on January 18, 2016, several days after the issuance of the Company’s 2015 year-end earnings release. All stock options and restricted stock units reflected below are subject to the Company’s normal 4-year vesting schedule, and the exercise price of all stock options is equal to the grant date closing price of $46.45. No performance-based awards of restricted stock units were made in fiscal 2016, in light of the three-year nature of the performance-based grants made in fiscal 2015 under the Three Year LTI Program.

The following table shows the number of time-vested stock options and restricted stock unit grants for each of the named executive officers in fiscal 2015 versus 2016:

Fiscal Year 2015 and 2016 Time-Vested Option and RSU Grants

	2015		2016
	Shares Subject to	Restricted Stock	Shares Subject to	Restricted Stock
	Stock Options	Units	Stock Options	Units
Name	(#)	(#)	(#)	(#)
Christopher L. Conway	120,000	10,000	120,000	12,898
David J. Fallon	37,500	3,091	37,500	3,980
Sam Ferrise*	35,000	2,515	N/A	N/A
David J. Lindsay	19,000	1,439	19,000	1,857
Keith A. White	12,500	1,030	15,000	1,367
Richard M. Wolfson	27,500	1,939	27,500	2,510
____________________

*       Mr. Ferrise retired at the end of fiscal 2015.

Deductibility of Executive Compensation

The Committee considers the impact of Section 162(m) of the Code in the design of its compensation strategies. Under Section 162(m), compensation paid to certain executive officers in excess of $1,000,000 cannot be taken by us as a tax deduction unless the compensation qualifies as performance-based compensation. The design of the compensation paid to our executive officers under our shareholder-approved incentive plans, other than with respect to amounts associated with time-based vesting restricted stock units, generally is intended to allow such compensation to constitute performance-based compensation for purposes of Section 162(m) of the Code. While considering the tax implications of its compensation decisions, the Committee believes its primary focus in administering compensation programs should be to attract, retain and motivate executives and to align the executives’ interests with those of our shareholders. Thus, we have determined that we will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m) if we believe such limitation is not in the best interests of our shareholders.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

James W. Bradford, Jr., Chairman Robert J. Burgstahler Wesley M. Clark Paul Donovan Mark A. Emkes Robert H. Jenkins

The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

Compensation Risk Assessment

As discussed earlier in this Proxy Statement, the Compensation Committee is responsible for overseeing risks associated with the Company’s compensation programs. The Compensation Committee discharges this responsibility by reviewing participation in and the mechanics of the Company’s various short-and long-term incentive programs as well as other executive compensation related practices and policies. In addition, the Audit Committee’s annual formal assessment of the risks facing the Company specifically includes a review of compensation-related risks, and the results of this assessment are communicated to and considered by the entire Board. Based on this assessment and the other factors discussed below, the Company and the Compensation Committee believe that the Company’s compensation programs and policies for its employees do not incentivize employees to take excessive risks and do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Company further believes that various elements of its compensation programs and policies help mitigate risk to the Company, including the following:

●

As confirmed by the Company’s independent compensation advisor, FWC, the target total direct compensation levels of the Company’s executives are conservative and typically at or below median of the Company’s peer group and survey data.

●

The Company awards a significant portion of an executive officer’s compensation in the form of long-term equity grants, including a significant amount of value in the form of restricted stock units, thus giving executives a meaningful stake in the long-term success of the Company.

●

The Company’s normal time-based vesting schedule for Traditional Awards of equity is four years. In addition to the retention benefits that such a vesting period provides the Company, it also incentivizes management to make decisions that will create and sustain shareholder value over the longer-term.

●	The Company has meaningful share ownership guidelines for its executive officers, with which all executive officers currently comply.
●	The Company’s CVA Model, which is its primary means of performance-based cash compensation, focuses on operating profit and is derived from the independently audited financial results of the Company.

●

The Company’s Three Year LTI Program requires the achievement of both operating profit margin and sales thresholds in order for the awards to vest, cannot be deemed earned until the end of fiscal 2018 even though the relevant measurement period runs through the end of fiscal 2017 (thus effectively serving as a one-year holding requirement), and includes a clawback feature.

●	The Compensation Committee uses comprehensive tally sheets in order to monitor executive compensation holistically, and is thus better able to monitor risk associated with executive compensation.

SUMMARY COMPENSATION TABLE

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
			Stock		Option	Incentive Plan	Compensation	All Other
		Salary(1)	Awards(2)		Awards(3)	Compensation(4)	Earnings(5)	Compensation(6)	Total
Name and Principal Position	Year	($)	($)		($)	($)	($)	($)	($)
CHRISTOPHER L. CONWAY	2015	789,231	1,390,126	(7)	1,231,200	93,129	—	116,282	3,619,968	(7)
Chief Executive Officer	2014	689,615	420,031		1,325,950	1,413,712	—	66,602	3,915,910
	2013	588,462	361,520		998,000	321,006	—	39,668	2,308,656

DAVID J. FALLON	2015	413,385	588,602	(7)	384,750	45,885	—	58,223	1,490,845	(7)
Vice President-	2014	394,808	175,228		403,550	485,614	—	32,869	1,492,069
Chief Financial Officer	2013	344,231	87,849		349,300	126,436	—	25,171	932,987

SAM FERRISE(8)	2015	413,600	552,187	(7)	359,100	9,016	—	45,080	1,378,983	(7)
Former President,	2014	400,795	146,721		403,550	284,565	23,862	39,975	1,299,468
Engine/Mobile Group	2013	389,085	137,061		349,300	91,264	—	32,811	999,521

DAVID J. LINDSAY	2015	287,415	365,730	(7)	194,940	30,754	95,268	50,481	1,024,589	(7)
Vice President-	2014	265,117	99,312		219,070	244,571	229,037	46,760	1,103,867
Chief Administrative Officer	2013	256,635	64,757		179,640	71,396	—	38,843	611,271

KEITH A. WHITE(9)	2015	310,692	363,572	(7)	128,250	6,773	—	53,674	862,961
President-	2014	234,117	104,607		86,475	348,427	—	21,556	795,183
Industrial Air Group

RICHARD M. WOLFSON	2015	338,835	444,738	(7)	282,150	36,545	—	49,444	1,151,712	(7)
Vice President-	2014	322,404	151,708		317,075	330,464	—	34,573	1,156,224
General Counsel & Secretary	2013	297,923	125,538		274,450	91,730	—	35,443	825,084
____________________

(1)	The amounts shown in this column are before any deferrals under the terms of the Company’s retirement plans, which are discussed below under “Retirement Plans”.

(2)	The amounts in this column represent (i) the aggregate grant date fair value of time-vested restricted stock units, computed in accordance with FASB ASC Topic 718, granted in the years set forth above, using the closing market price of Company stock on the grant date, and, in the case of fiscal 2015, (ii) the aggregate grant date fair value of performance-based restricted stock units granted under the Company’s Three Year LTI Program, assuming the achievement of the highest level of performance would result in 100% vesting of such awards. In the case where the grant date was not a trading day, the closing market price of Company stock on the immediately preceding trading day was used.

(3)	The amounts shown in this column represent the aggregate grant date fair value of the stock options, computed in accordance with FASB ASC Topic 718, granted in the years set forth above, using a Black-Scholes valuation methodology. Set forth below are the assumptions made in determining grant date fair value, which are also discussed in Note O to our consolidated financial statements included in our 2015 10-K that was filed with the SEC on January 22, 2016.

		Risk-Free
	Volatility	Interest Rate	Dividend Yield	Expected Life
Grant Date	(%)	(%)	(%)	(Years)
12/17/2012	25.8	1.20	1.19	5.4
12/16/2013	21.4	1.55	1.10	5.0
01/20/2015	19.5	1.31	1.27	5.0

(4)	The amounts in this column represent cash incentive plan compensation earned for 2015, 2014 and 2013 performance, as applicable, under the terms of the CVA Plan and the CVA Model, both of which are described in detail under the heading of Performance-Based Cash Incentive Compensation in the Compensation Discussion and Analysis.

(5)	The amounts in this column for Mr. Ferrise and Mr. Lindsay consist of the change in annual actuarial present value of their pension benefits as compared to the prior year. The present value of pension benefits is reported in the “Pension Benefits for Fiscal Year 2015” table. Mr. Ferrise’s benefit decreased by $1,863 as a result of increases in the applicable discount interest rates. Mr. Lindsay’s benefit increased by $95,268 as a result of changes to his measured compensation and his additional year of service, reduced by the impact of an increase in the applicable discount interest rates. The Deferred Compensation Plan does not provide for above-market or preferential earnings.

(6)	See the table immediately below which describes each component of the “All Other Compensation” column for fiscal 2015.

(7)	The amounts in this column include the aggregate grant date fair value of time-vested restricted stock units, computed in accordance with FASB ASC Topic 718, granted in the years set forth above, using the closing market price of Company stock on the grant date. In the case where the grant date was not a trading day, the closing market price of Company stock on the immediately preceding trading day was used. In addition, for fiscal 2015, this amount includes the grant date fair value of awards granted under the Company’s Three-Year LTI Program at the outset of fiscal 2015. Based on the Company’s fiscal 2015 performance, however, the Company believes that the applicable performance targets are unlikely to be met and, consequently, that such awards will not vest. The Company is no longer accruing for this liability under applicable accounting procedures. Assuming that such awards do not ultimately vest as the result of the applicable performance targets not being met, such awards will not ultimately have any value. If the grant date fair value of the awards under the Company’s Three-year LTI Program is not included in the “Stock Awards” and “Total Compensation” column, the amounts reflected in such columns would be reduced, in the case of Mr. Conway by approximately $758,000, in the case of Mr. Fallon and Mr. Ferrise by approximately $393,000, in the case of Mr. White by approximately $298,000, in the case of Mr. Wolfson by approximately $322,000 and in the case of Mr. Lindsay by approximately $275,000.

(8)	Mr. Ferrise retired at the end of fiscal 2015.

(9)	Mr. White was not employed by the Company in fiscal 2013. He joined the Company in December 2013 and became President of the Industrial Air Group and an executive officer of the Company on July 15, 2014.

“ALL OTHER” COMPENSATION

		Deferred
		Compensation	Insurance				Non-Business		Total
	401(k)	Account	Premiums	Company	Financial	Physical	Aircraft		“All Other
	Match(1)	Match(2)	Paid(3)	Car	Planning	Exam	Usage(4)	Other(5)	Compensation”
	($)	($)	($)	($)	($)	($)	($)	($)	($)
Christopher L. Conway	10,600	79,056	3,431	20,160	950	2,086	—		116,282
David J. Fallon	10,600	26,044	2,223	18,826	530	—	—		58,223
Sam Ferrise	10,600	16,409	5,471	10,375	2,225	—	—		45,080
David J. Lindsay	3,975	4,200	17,747	13,601	8,700	2,259	—		50,481
Keith A. White	10,600	16,372	2,260	14,665	—	—		9,777	53,674
Richard M. Wolfson	10,600	16,723	2,910	18,141	1,070	—	—		49,444
____________________

(1)

Mr. Lindsay participates in the Old 401(k) Plan (as defined below) which matches $0.50 for each dollar contributed, up to the first 3% of eligible compensation; Mr. Conway, Mr. Fallon, Mr. White and Mr. Wolfson participate in, and, prior to his retirement, Mr. Ferrise participated in, the New 401(k) Plan (as defined below) which matches $1.00 for each dollar contributed, up to the first 3% of eligible compensation and $0.50 for each dollar contributed up to the next 2% of eligible compensation.

As discussed below under “Retirement Plans”, the match under these plans is discretionary and occurs following the end of the fiscal year. The amounts in this column were thus paid after the end of fiscal 2015, but since they correspond to contributions made by the named executive officers during fiscal 2015, they are included in this column.

Because the Company match under the New 401(k) Plan is discretionary, the named executive officers may have to forfeit some portion of the Company match in order for the plan to comply with IRS rules regarding “top-heavy” plan participation. Any amounts so forfeited are paid by the Company on behalf of the executive into the Company’s Deferred Compensation Plan.

(2)	The amounts shown in this column represent payment by the Company into the deferred compensation accounts of each of the named executive officers under the Company’s 401(k) Restoration Program. The 401(k) Restoration Program is described above under the heading “Retirement Plans” in the Compensation Discussion and Analysis and below under the heading “Deferred Compensation Plan”.

(3)	The amounts shown in this column represent premiums paid by the Company for supplemental executive life insurance and supplemental executive long term disability insurance.

(4)	All amounts shown are valued at the incremental cost to the Company of providing the benefit. The incremental cost of the Company aircraft use for a non-business flight is calculated by multiplying the aircraft’s hourly variable operating cost by a trip’s flight time, which includes any flight time of an empty return flight. Variable operating costs include: (1) landing, parking, crew travel and flight planning services expense; (2) supplies, catering and crew traveling expenses; (3) aircraft fuel and oil expenses; (4) maintenance, parts, and external labor (inspections and repairs); and (5) any customs, foreign permit and similar fees. Fixed costs that do not vary based upon usage are not included in the calculation of direct operating cost.

(5)	The amount shown in this column for Mr. White is the amount of supplemental Company contributions to Mr. White’s 401(k) account made during fiscal 2015 pursuant to his employment agreement, as discussed above under the heading “Employment Agreements” in the Compensation Discussion and Analysis and below under the heading “Retirement Plans”.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2015

								All Other	All Other
								Stock	Option		Grant
								Awards:	Awards:	Exercise	Date Fair
		Estimated Possible Payouts			Estimated Future Payouts Under			Number of	Number of	or Base	Value of
		Under Non-Equity Incentive			Equity Incentive			Shares of	Securities	Price	Stock and
		Plan Awards(1)			Plan Awards(5)			Stock or	Underlying	of Option	Option
		Threshold(2)	Target(3)	Maximum(4)	Threshold(6)	Target(7)	Maximum(7)	Units(8)	Options(9)	Awards(10)	Awards(11)
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/share)	($)
Christopher L. Conway
Annual Cash
Incentive Plan	N/A	80,000	800,000	3,000,000
Restricted
Stock Units	1/30/2015				9,091	12,121	12,121				757,926
Restricted
Stock Units	1/20/2015							10,000			632,200
Stock Options	1/20/2015								120,000	63.22	1,231,200
David J. Fallon
Annual Cash
Incentive Plan	N/A	41,500	269,750	1,079,000
Restricted
Stock Units	1/30/2015				4,716	6,288	6,288				393,189
Restricted
Stock Units	1/20/2015							3,091			195,413
Stock Options	1/20/2015								37,500	63.22	384,750
Sam Ferrise(12)
Annual Cash
Incentive Plan	N/A	41,500	228,250	913,000
Restricted
Stock Units	1/30/2015				4,716	6,288	6,288				393,189
Restricted
Stock Units	1/20/2015							2,515			158,998
Stock Options	1/20/2015								35,000	63.22	359,100
David J. Lindsay
Annual Cash
Incentive Plan	N/A	29,000	130,500	522,000
Restricted
Stock Units	1/30/2015				3,296	4,394	4,394				274,757
Restricted
Stock Units	1/20/2015							1,439			90,974
Stock Options	1/20/2015								19,000	63.22	194,940
Keith A. White
Annual Cash
Incentive Plan	N/A	31,500	173,250	693,000
Restricted
Stock Units	1/30/2015				3,580	4,773	4,773				298,456
Restricted
Stock Units	1/20/2015							1,030			65,117
Stock Options	1/20/2015								12,500	63.22	128,250
Richard M. Wolfson
Annual Cash
Incentive Plan	N/A	34,000	170,000	680,000
Restricted
Stock Units	1/30/2015				3,864	5,152	5,152				322,155
Restricted
Stock Units	1/20/2015							1,939			122,584
Stock Options	1/20/2015								27,500	63.22	282,150

____________________

(1)	The amounts in these columns represent the range of potential payouts for fiscal year 2015 under the CVA Model as described in the Compensation Discussion and Analysis. See the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” for the amount actually paid to each named executive officer for 2015 performance using the CVA Model under the 2014 Incentive Plan.

(2)	The amount shown as Threshold in this column represents the payout of the named executive officer at Level 1 under the CVA Model.

(3)	The amount shown as Target in this column represents the payout of the named executive officer at Level 6 under the CVA Model.

(4)	The amount shown as Maximum in this column represents the payout to the named executive officer at Level 16 under the CVA Model. Level 16, which was achieved in fiscal 2010, was the highest level achieved in the Company’s history, and the Company believes it is reflective of a realistic maximum payout that a named executive officer could ever receive. Pursuant to the 2014 Incentive Plan, no individual can receive more than $3 million.

(5)	The amounts in these columns represent the range of potential payouts under the Three-Year LTI Program, as described in the Compensation Discussion and Analysis. As discussed, based on the Company’s fiscal 2015 financial results, the Company does not believe that it is likely that the applicable performance targets will be met. Consequently, the Company believes that it is likely that the awards will not ultimately have any value, and the Company is no longer accruing for this liability under applicable accounting procedures.

(6)	The amounts in this column represent the number of shares that would vest if the Company or, in the case of Mr. White and Mr. Ferrise, the relevant business unit, achieves the minimum necessary levels of both sales and of operating profit margin during the three year performance period. As discussed, based on the Company’s fiscal 2015 financial results, the Company does not believe that it is likely that the applicable threshold performance targets will be met.

(7)	The amounts in this column represent the number of shares that would vest if the Company or, in the case of Mr. White and Mr. Ferrise, the relevant business unit, achieves the target levels of both sales and of operating profit margin during the three year performance period. This is also the “maximum” amount of shares that would vest, irrespective of whether levels of either sales or operating profit beyond target are achieved. As discussed, based on the Company’s fiscal 2015 financial results, the Company does not believe that it is likely that the applicable threshold performance targets will be met.

(8)	The amounts shown in this column represent Traditional Awards of time-vesting restricted stock units granted on January 20, 2015 under the Company’s 2014 Incentive Plan, as described in the Compensation Discussion and Analysis.

(9)	The amounts shown in this column represent Traditional Awards of time-vesting stock options granted on January 20, 2015 under the Company’s 2014 Incentive Plan, as described in the Compensation Discussion and Analysis.

(10)	Each option granted has an exercise price equal to the closing price of the Company’s stock on January 20, 2015, the date the option was granted.

(11)	The amounts shown in this column represent the aggregate grant date fair value of the stock options and restricted stock units granted, computed in accordance with FASB ASC Topic 718. Each restricted stock unit was valued at the closing market price of the Company’s stock on the grant date. Each stock option was valued on the grant date using a Black-Scholes valuation methodology, using the assumptions referenced in footnote 3 to the Summary Compensation Table.

(12)	Mr. Ferrise retired at the end of fiscal 2015. The “Threshold”, “Target”, and “Maximum” amounts indicated for Mr. Ferrise under the column entitled “Estimated Future Payouts Under Performance Based Incentive Plan Awards” would be prorated to the dates of his service during the three-year performance period. This is anticipated to be inapplicable, however, because, based on the Company’s fiscal 2015 financial results, the Company does not believe it is likely that the applicable threshold performance targets will be met.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2015

	Option Awards(1)					Stock Awards
		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested(4)
Name	Grant Date	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	($)
Christopher L. Conway	08/28/2006	2,000		28.13	08/27/2016
	12/17/2006	1,500		33.75	12/16/2016
	12/16/2007	5,000		36.48	12/15/2017
	12/14/2008	10,000		32.78	12/13/2018
	12/13/2009	15,000		32.30	12/12/2019
	12/13/2010	40,000		42.86	12/12/2020
	12/12/2011	52,500	17,500	49.91	12/11/2021	1,329	69,852
	12/17/2012	50,000	50,000	45.19	12/16/2022	4,000	210,240
	12/16/2013	28,750	86,250	61.57	12/15/2023	5,116	268,897
	01/20/2015		120,000	63.22	01/19/2025	10,000	525,600
	01/30/2015							9,091	477,823

David J. Fallon	1/12/2010	2,735		33.96	01/11/2020
	12/13/2010	25,000		42.86	12/12/2020
	12/12/2011	18,750	6,250	49.91	12/11/2021	399	20,971
	12/17/2012	17,500	17,500	45.19	12/16/2022	972	51,088
	12/16/2013	8,750	26,250	61.57	12/15/2023	2,134	112,163
	01/20/2015		37,500	63.22	01/19/2025	3,091	162,463
	01/30/2015							4,716	247,873

Sam Ferrise	12/14/2008	24,787		32.78	12/13/2018
	12/13/2009	35,000		32.30	12/12/2019
	12/13/2010	35,000		42.86	11/28/2020
	12/12/2011	35,000		49.91	11/28/2020
	12/17/2012	35,000		45.19	11/28/2020
	12/16/2013	35,000		61.57	11/28/2020
	01/20/2015	35,000		63.22	11/28/2020
	01/30/2015							1,572	82,624

David J. Lindsay	12/16/2007	21,700		36.48	12/15/2017
	12/14/2008	22,000		32.78	12/13/2018
	12/13/2009	22,000		32.30	12/12/2019
	12/13/2010	22,000		42.86	12/12/2020
	12/12/2011	12,750	4,250	49.91	12/11/2021	331	17,397
	12/17/2012	9,000	9,000	45.19	12/16/2022	717	37,686
	12/16/2013	4,750	14,250	61.57	12/15/2023	1,210	63,598
	01/20/2015		19,000	63.22	01/19/2025	1,439	75,634
	01/30/2015							3,296	173,238

	Option Awards(1)					Stock Awards
		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested(4)
Name	Grant Date	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	($)
Keith A. White	12/16/2013	1,875	5,625	61.57	12/15/2023	524	27,541
	01/20/2015		12,500	63.22	01/19/2025	1,030	54,137
	01/30/2015							3,580	188,165

Richard M. Wolfson	12/13/2009	7,500		32.30	12/12/2019
	12/13/2010	25,000		42.86	12/12/2020
	12/12/2011	18,750	6,250	49.91	12/11/2021	375	19,710
	12/17/2012	13,750	13,750	45.19	12/16/2022	1,388	72,953
	12/16/2013	6,875	20,625	61.57	12/15/2023	1,848	97,131
	01/20/2015		27,500	63.22	01/19/2025	1,939	101,914
	01/30/2015							3,864	203,092
____________________

(1)	All stock option awards become exercisable over a four-year period at the rate of 25% per year, beginning one year from the grant date.

(2)	All stock awards are restricted stock units. The restricted stock units vest over a four-year period at the rate of 25% per year, beginning one year from the grant date indicated. Participants may defer the receipt of the underlying shares for any number of full years up to ten or until the termination of employment. At the end of fiscal 2015, Mr. Conway had deferred a total of 3,623 units, Mr. Fallon had deferred a total of 3,627 units, and Mr. Wolfson had deferred a total of 1,719 units.

(3)	Valued based on the closing price of the Company’s common stock of $52.56 on November 27, 2015, the last trading day of the fiscal year.

(4)	Award of performance-based restricted stock units under the Company’s Three Year LTI Program. The amount shown for Mr. Ferrise has been pro-rated to his service during the performance period prior to his retirement at the end of fiscal 2015. As discussed in the Compensation Discussion and Analysis, based on the Company’s fiscal 2015 performance, the Company does not expect the threshold levels of performance to be achieved. Consequently, none of these performance units are likely to vest, and the Company is no longer accruing for this liability under applicable accounting procedures.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2015

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized Upon	Acquired on	Realized on
	Exercise	Exercise(1)	Vesting	Vesting(2)
Name of Executive Officer	(#)	($)	(#)	($)
Christopher L. Conway	—	—	5,728	376,788
David J. Fallon	—	—	1,111 (3)	73,082
Sam Ferrise	10,213	303,574	2,846	187,210
David J. Lindsay	—	—	1,411	92,816
Keith A. White	—	—	1,175	75,472
Richard M. Wolfson	2,500	86,201	2,103	138,335
____________________

(1)	Calculated by multiplying the number of shares of common stock issued upon exercise of stock options by the difference between the option exercise price and the closing price of the Company’s common stock on the day immediately preceding the date of exercise.

(2)	Calculated using the closing price of the Company’s common stock on the date of vesting.

(3)	Mr. Fallon elected to defer receipt of 486 of these shares until 2017.

Retirement Plans

Certain employees of the Company and its subsidiaries, including Mr. Ferrise and Mr. Lindsay, are eligible to receive benefits under the CLARCOR Inc. Pension Plan (the “Pension Trust”). The amount of the Company’s contribution to the Pension Trust in respect to a specified person cannot be individually calculated.

The Pension Trust provides benefits calculated under a Social Security step-rate formula based on career compensation. Benefits are payable for life with a guarantee of 120 monthly payments. The formula accrues an annual benefit each plan year equal to the sum of (a) plan year compensation up to covered compensation in effect each December multiplied by 0.012 plus (b) any excess of such plan year compensation over covered compensation (subject to Internal Revenue Service limitations applicable to all qualified retirement plans) multiplied by 0.0055. The aggregate of all annual accruals plus the benefit accrued at November 30, 1989 under prior plans is the amount of annual pension.

The present value of the accumulated benefits under the Pension Trust at normal retirement (age 65) for each of the named executive officers, as applicable, are reflected in the table below. Such retirement benefits are not subject to any reduction for Social Security amounts.

Effective January 1, 2004, the Board adopted a program pursuant to which the pension benefits payable under the Pension Trust to most employees of the Company were frozen. As to these employees, no further benefits will accrue under the Pension Trust. As a substitute benefit, the Company implemented a new 401(k) plan (the “New 401(k) Plan”) which is available to substantially all United States employees of the Company and its subsidiaries. Until it was amended in fiscal 2009, the New 401(k) Plan provided that the Company will match all contributions by a participant up to 3% of his or her compensation and 50% of the next 2% of such compensation contributed. Following the amendment, such match is no longer mandatory but rather discretionary on the part of the Company.

In 2004, the Company offered employees who were both at least 40 years old and had at least 10 years of service the option of continuing to participate in the Pension Trust or adopting the New 401(k) Plan. Those employees electing to continue participation in the Pension Trust also are eligible to continue to participate in the Company’s previously established 401(k) Plan (the “Old 401(k) Plan”). Under the Old 401(k) Plan, the Company would match 50% of contributions by a participant up to 3% of his or her compensation. Mr. Lindsay elected to continue to participate in the Pension Trust and he will continue to accrue benefits under the Pension Trust until he retires. Mr. Ferrise was not eligible to continue to participate in the Pension Trust, and Messrs. Conway, Fallon, White and Wolfson were not with the Company when this option was made available. The amounts currently payable to Mr. Ferrise, who retired at the end of fiscal 2015, pursuant to the Pension Trust (including years of credited service) will not increase or decrease in the future.

Mr. White has an employment agreement with the Company that was entered into as part of the Company’s acquisition of the Air Filtration business of GE. Pursuant to this agreement, the Company was and is obliged to make a supplemental cash contribution to Mr. White’s 401(k) account equal to 3% of Mr. White’s base salary during each of 2014, 2015 and 2016, contingent upon Mr. White being employed by the Company at the time such contributions are made. These contributions are intended to compensate Mr. White for the loss of additional benefits under his GE pension following the acquisition, and are in addition to any matching contributions that the Company makes to Mr. White’s 401(k) account in respect of the year in question. The Company makes the required supplemental contributions in equal installments on a quarterly basis during the course of the year.

Effective December 1, 1994, the Company established two new retirement plans for officers and senior executives of the Company: the 1994 Supplemental Pension Plan and the 1994 Executive Retirement Plan. Both plans were amended effective in January of 2008 to comply with Section 409A of the Code, and the 1994 Executive Retirement Plan was amended on December 14, 2009 to alter the applicable interest rate used to calculate lump sum payments. No executive currently participates in the 1994 Executive Retirement Plan. Messrs. Ferrise and Lindsay participate in the 1994 Supplemental Pension Plan, but Mr. Ferrise’s participation was frozen. Messrs. Conway, Fallon, White and Wolfson do not participate in the 1994 Supplemental Pension Plan.

The 1994 Supplemental Pension Plan is intended to preserve benefits lost by reason of the maximum limitations on compensation and benefits imposed on tax qualified retirement plans by the Code. The annual benefit is payable as a life annuity commencing at age 65, with payments for 15 years guaranteed. Alternatively, a recipient may elect to receive the present value of the annuity in the form of a lump sum payment. Assumptions for determination of equivalence between the annuity and lump sum are defined in the plan, and current assumptions are included in the assumptions table below. Such annual retirement benefits are not subject to reduction for Social Security amounts.

The table below sets forth the following pension benefit information with respect to the Company’s named executive officers, as applicable, under the Pension Trust and the 1994 Supplemental Pension Plan:

PENSION BENEFITS FOR FISCAL YEAR 2015

		Number of	Present
		Years	Value of	Payouts
		Credited	Accumulated	During Last
		Service	Benefit(1)	Fiscal Year
Name	Plan Name	(#)	($)	($)
Christopher L. Conway	Pension Trust	N/A	N/A	N/A
	Supplemental Pension Plan	N/A	N/A	N/A

David J. Fallon	Pension Trust	N/A	N/A	N/A
	Supplemental Pension Plan	N/A	N/A	N/A

Sam Ferrise	Pension Trust	2	57,206	0
	Supplemental Pension Plan	2	124,466	0

David J. Lindsay	Pension Trust	28	894,406	0
	Supplemental Pension Plan	28	326,667	0

Keith A. White	Pension Trust	N/A	N/A	N/A
	Supplemental Pension Plan	N/A	N/A	N/A

Richard M. Wolfson	Pension Trust	N/A	N/A	N/A
	Supplemental Pension Plan	N/A	N/A	N/A

____________________

(1)	The assumptions utilized to calculate the Present Value of Accumulated Benefit are as follows:

		Supplemental
	Pension Trust	Pension Plan
Normal Retirement Age	65	65
Discount Rate Before Retirement	4.00%	3.25%
Discount Rate After Retirement	4.00%	1.25%
Mortality Table After Retirement	75% RP-2014	UP-84
	bottom quartile
	and 25% RP-2014

Deferred Compensation Plan

The Company has a Deferred Compensation Plan, pursuant to which the Company’s executive officers may elect to defer receipt of cash compensation and vested restricted stock units for up to ten years or the executive’s separation from the Company. Any deferred cash amounts are invested in essentially the same funds available to all employees participating in the New 401(k) Plan and the investment choices/allocations are made by the executive. The Company does not pay any above-market or preferential interest to the executive, and any invested amounts are subject to the same market risks as any other investments under either of the Company’s 401(k) plans.

Additionally, as discussed above under the heading “Retirement Plans” in the Compensation Discussion and Analysis, the Company maintains a 401(k) Restoration Program, under which any individual who earns cash compensation (i.e., salary plus bonus) that exceeds the applicable IRS limit ($265,000 in fiscal 2015) receives a dollar-for-dollar Company match on contributions of cash compensation above such limit to his deferred compensation account, provided, however, that the total match paid by the Company under the 401(k) Restoration Program, when added to any match paid by the Company to the individual’s 401(k) account, cannot exceed (i) 4% of the individual’s total cash compensation, if the individual participates in the New 401(k) Plan, or (ii) 1.5% of the individual’s total cash compensation, if the individual participates in the Old 401(k) Plan. Effectively, therefore, an individual who makes more than the applicable IRS limit and participates in the New 401(k) Plan must contribute, and allocate between his 401(k) account and his deferred compensation account, at least 4% of his or her total cash compensation in order to maximize the amount of Company matches available across both plans.

The 401(k) Restoration Program is discretionary in nature and can be suspended, cancelled or modified by the Board at any time, and an employee needs to be employed by the Company at the end of the calendar year in order to be eligible to receive his or her match. It is currently anticipated that the 401(k) Restoration Program will apply to between 20-40 senior employees, including the named executive officers, in respect of calendar year 2015. The exact number can only be determined following the end of each calendar year, after the final cash compensation amounts for all employees earned during such calendar year has been calculated.

The amounts contributed by the Company to the deferred compensation accounts of the named executive officers under the 401(k) Restoration Program in respect of 2015 are included in the “All Other Compensation” column of the Summary Compensation Table.

The table below sets forth the following information with respect to the Company’s named executive officers under the Deferred Compensation Plan with respect to fiscal 2015:

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2015

		Executive	Company	Aggregate
		Contributions	Contributions	Earnings	Aggregate	Aggregate
		in Last	in Last	in Last	Withdrawals/	Balance at
		FY	FY	FY(4)	Distributions	Last FYE(5)
Name	Plan	($)(1) (2)	($)(3)	($)	($)	($)
Christopher L. Conway	Deferred Cash Compensation	70,151	79,056	(188)	0	166,511
	Restricted Stock Units	0	0	(48,295)	0	190,425
David J. Fallon	Deferred Cash Compensation	24,629	26,045	(461)	0	56,405
	Restricted Stock Units	31,969	0	(29,783)	0	117,472
Sam Ferrise	Deferred Cash Compensation	21,596	16,409	(52)	0	43,621
	Restricted Stock Units	0	0	0	0	0
David J. Lindsay	Deferred Cash Compensation	3,698	4,200	(25)	0	7,960
	Restricted Stock Units	0	0	0	0	0
Keith A. White	Deferred Cash Compensation	14,918	16,372	(273)	0	31,017
	Restricted Stock Units	0	0	0	0	0
Richard M. Wolfson	Deferred Cash Compensation	15,653	16,723	(151)	0	35,448
	Restricted Stock Units	0	0	(22,914)	0	90,351
____________________

(1)	The amounts in the “Deferred Cash Compensation” row in this column represent the amount of cash contributions made in fiscal 2015 at the election of the named executive officer to his or her respective deferred compensation account.

(2)	The Deferred Compensation Plan allows for deferral of restricted stock units for any number of full years up to ten or until termination of employment. The amounts in the “Restricted Stock Units” row in this column represent the value of units which vested and were deferred in fiscal year 2015, based on the closing stock price on the vesting date. Of the restricted stock unit values shown in this column for Mr. Fallon, $0 is included in the “Summary Compensation Table” for fiscal 2015 because such restricted stock units were granted in prior years.

(3)	The amounts in the “Deferred Cash Compensation” row in this column represent the amount contributed by the Company into each of the named executive officer’s deferred compensation accounts pursuant to the 401(k) Restoration Program, which, although paid in January 2016, has been included in this table because it was paid in respect of the Company’s 2015 fiscal year.

(4)	For restricted stock units, earnings are calculated as follows: (i) number of restricted stock units deferred in fiscal 2015 valued at the change in the closing stock price from the date of vesting to the end of fiscal 2015, plus (ii) the number of restricted stock units that were deferred prior to fiscal 2015, valued by the change in the closing stock price on the first day of fiscal 2015 to the last day of fiscal 2015. For securities or other non-cash investments in the executive’s deferred compensation account, earnings are equal to the account value on the last day of the fiscal year, minus (i) contributions made to the deferred compensation account during the course of the fiscal year, minus (ii) account balance on the first day of the fiscal year. None of the amounts reflected in the “Aggregate Earnings in Last FY” column have been reported as compensation in the “Summary Compensation Table”.

(5)	Amounts represent (i) the total number of vested restricted stock units deferred as of the end of fiscal 2015, valued at the closing stock price on the last trading day of the fiscal year, (ii) the total amount of cash and market value of securities in the executive’s deferred compensation account at the end of fiscal 2015, and (iii) the amount of cash contributions paid in respect of fiscal 2015 by the Company in January 2016 to the deferred compensation account of the executive under the Company’s 401(k) Restoration Program. The following amounts were reported as compensation to the executive in the Summary Compensation Tables in prior years’ proxy statements: Mr. Conway —$120,808; Mr. Fallon – $98,059; and Mr. Wolfson — $56,349.

Potential Payments Upon Termination or Change in Control

Termination without “Cause” or for “Good Reason”

None of the named executive officers currently has an employment agreement which gives him a contractual right to severance. (The right of severance contained in Mr. White’s employment agreement has expired.) Based on the Company’s past practice, however, the Company likely would provide base salary for 12 months in the event a named executive officer was terminated without cause.

Termination in Connection with a Change in Control

All of the named executive officers and various other members of senior management at the Company and its significant business units have Change in Control (CIC) agreements. The Company believes that the protections afforded through the CIC agreements are an important element in attracting and retaining senior management personnel, including executive officers. The CIC agreements contain restrictive covenants not to compete with the Company, solicit Company employees or disclose confidential information of the Company for defined periods.

The “change in control” provisions of the CIC agreements become effective upon the occurrence of any of the following: (i) the acquisition by any person, entity or group (other than from the Company) of 30% or more of the outstanding securities of the Company which are entitled to vote generally in the election of directors, provided that the persons who were shareholders of the Company immediately prior to such transaction do not immediately thereafter own more than 60% of the Company’s common stock; (ii) individuals who, at the date of the agreement, constitute the Board of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director after the date of the CIC agreements whose election or nomination was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such person was a member of the Incumbent Board; (iii) consummation of a reorganization, merger or consolidation, in each case in respect of which the persons who were shareholders of the Company immediately prior to such transaction do not immediately thereafter own more than 60% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction; or (iv) approval by the shareholders of the Company of a liquidation or dissolution of the Company or the sale of all or substantially all of its assets.

The CIC agreements with the named executive officers provide that the Company agrees to employ these officers, and the officers agree to remain in the employ of the Company, from the date of a change in control to the earlier to occur of the third anniversary of such change in control or the officer’s normal retirement date at a monthly rate of compensation at least equal to the highest monthly base salary which the officer was paid during the 36 calendar months immediately prior to the change in control.

In addition, during that three-year period the Company agrees to provide employee benefits and perquisites which the named executive officer received (or had the right to receive) during the 12 months immediately prior to the date of the change in control at the highest target percentage rate or target participation level in which the named executive officer participated during any of the 36 months immediately prior to the change of control.

In the event that employment is terminated at any point during the 36 months following a change in control, or during the period beginning 180 days prior to the first public announcement of an intended change in control and ending on the date of change in control if reasonably demonstrated by the named executive officer that the termination was related to the change in control, then, in addition to any accrued and unpaid salary, benefits and vacation time, the terminated named executive officer is entitled to (i) a lump-sum cash payment equal to three times the sum of the named executive officer’s annual salary and annual cash incentive payment, with the annual cash incentive payment being equal to the average cash incentive payment received by the named executive officer over the immediately preceding three years or his target cash incentive payments for the year in question, whichever is greater (“Annual Bonus”), (ii) continued health and welfare benefits and perquisites for the three year period following termination; (iii) a lump sum payment equal to the pension benefits the terminated named executive officer would have earned during the three year period after the termination; (iv) a pro-rata share of the Annual Bonus corresponding to the year of termination; and (v) the vesting of all outstanding and unvested equity awards (i.e., stock options and restricted stock units). Stock options may be exercised for a one year period (or, if earlier, the applicable expiration date) following the date of termination. All termination payments are required to be made within 30 days following the date of termination.

If within three years after a change in control a named executive officer becomes employed by or otherwise engaged or becomes interested (other than as a passive owner of less than 1% of the outstanding securities of a publicly-owned entity) in any business which directly competes with the Company and such employment or activity is likely to cause, or causes, serious damage to the Company, then the Company shall not be obligated to provide any further payments or benefits. If any of such agreements subjects the named executive officer (other than Mr. White) to excise tax under Section 4999 of the Internal Revenue Code (“Excise Tax”), the Company will pay such officer an additional amount calculated so that after payment of all taxes, interest and penalties, the officer retains an amount of such additional payment equal to such Excise Tax, provided, however, that if Excise Tax can be avoided by reducing the payouts to the executive by no more than 10% of what he would otherwise receive, then the payouts will be reduced. In the case of Mr. White, the Company will not pay any gross-up amounts. If his agreement subjects him to Excise Tax, he will receive whichever of the following is more beneficial to him: (i) an amount of payouts reduced to the level such that the Excise Tax is not triggered; or (ii) the full amount of payouts, with Mr. White obliged to pay the Excise Tax.

The agreements define “termination” to mean termination of employment by the Company for reasons other than death, disability, cause or retirement. “Termination” also includes resignation by the named executive officer after (a) a material adverse reduction in the nature or scope of his authorities, duties or responsibilities, following a change in control, as determined in good faith by the named executive officer; (b) relocation of the named executive officer to a location more than 35 miles away from the his current place of employment; (c) a reduction in compensation, benefits or perquisites after a change in control, (d) failure of any successor to the Company to assume the agreement or a breach by the Company of any provision of the agreement; or (e) a good faith determination by the named executive officer that, as a result of the change in control, he is unable to exercise the authority, power, function or duties contemplated by the agreement.

Potential Payments Upon Termination or Change in Control

The following table presents (i) the value of the actual payments and benefits to Mr. Ferrise as a result of his retirement at the end of fiscal 2015, and (ii) the value of potential payments and benefits to each of the other named executive officers as if the officer’s employment had been terminated as of the last business day of fiscal 2015 in connection with the various termination scenarios set forth below.

				Retirement
				Plan Benefits:
				Pension Plan
				(Qualified &	Continued
			Equity with	Executive	Perquisites	Excise
	Severance		Accelerated	Retirement	and	Tax
	Pay		Vesting(3), (4)	Plan)	Benefits(6)	Gross-Up	Total
Name	($)		($)	($)	($)	($)	($)
Christopher L. Conway
Death	—		1,489,464	—	—	—	1,489,464
Disability	—		1,489,464	—	—	—	1,489,464
Retirement	—		1,489,464	—	—	—	1,489,464
Voluntary	—		—	—	—	—	—
Involuntary (for Cause)	—		—	—	—	—	—
Without Cause or for Good Reason	800,000	(1)	—	—	—	—	800,000
Change in Control	4,800,000	(2)	2,126,544	—	468,464	2,857,189	10,252,197

David J. Fallon
Death	—		492,224	—	—	—	492,224
Disability	—		492,224	—	—	—	492,224
Retirement	—		—	—	—	—	—
Voluntary	—		—	—	—	—	—
Involuntary (for Cause)	—		—	—	—	—	—
Without Cause or for Good Reason	415,000	(1)	—	—	—	—	415,000
Change in Control	2,054,250	(2)	822,721	—	266,107	1,175,326	4,318,404

				Retirement
				Plan Benefits:
				Pension Plan
				(Qualified &		Continued
			Equity with	Executive		Perquisites	Excise
	Severance		Accelerated	Retirement		and	Tax
	Pay		Vesting(3), (4)	Plan)		Benefits(6)	Gross-Up	Total
Name	($)		($)	($)		($)	($)	($)
Sam Ferrise(7)
Retirement	—		495,011	181,672	(5)	—	—	676,683

David J. Lindsay
Death	—		271,907	1,221,073	(5)	—	—	1,492,980
Disability	—		271,907	1,221,073	(5)	—	—	1,492,980
Retirement	—		271,907	1,221,073	(5)	—	—	1,492,980
Voluntary	—		—	1,221,073	(5)	—	—	1,221,073
Involuntary (for Cause)	—		—	1,221,073	(5)	—	—	1,221,073
Without Cause or for Good Reason	290,000	(1)	—	1,221,073	(5)	—	—	1,511,073
Change in Control	1,261,500	(2)	502,856	1,559,753	(8)	203,672	—	3,527,781

Keith A. White
Death	—		81,678	—		—	—	81,678
Disability	—		81,678	—		—	—	81,678
Retirement	—		—	—		—	—	—
Voluntary	—		—	—		—	—	—
Involuntary (for Cause)	—		—	—		—	—	—
Without Cause or for Good Reason	315,000	(1)	—	—		—	—	315,000
Change in Control	1,464,750	(2)	332,547	—		225,437	—	2,022,734

Richard M. Wolfson
Death	—		409,608	—		—	—	409,608
Disability	—		409,608	—		—	—	409,608
Retirement	—		—	—		—	—	—
Voluntary	—		—	—		—	—	—
Involuntary (for Cause)	—		—	—		—	—	—
Without Cause or for Good Reason	340,000	(1)	—	—		—	—	340,000
Change in Control	1,530,000	(2)	680,397	—		230,132	—	2,440,529
____________________

(1)	Amount represents one year of base pay. No executive has a contractual right to severance and the Company does not have a formal severance pay plan. However, past practice suggests one year would be the anticipated payment. This likely would be paid in accordance with the Company’s regular payroll practices (i.e., every two weeks and not in lump sum).

(2)	Amount represents three times the sum of (a) base salary in effect at the time of termination and (b) the average annual incentive plan payment paid to the executive over the immediately preceding three years or the executive’s target annual incentive for the year of termination, whichever is higher. These amounts would be paid in a lump sum to the executive.

(3)	Amounts in this column represent the value of accelerating the vesting of unvested stock options and restricted stock units based on the Company’s closing stock price on November 27, 2015, the last trading day of fiscal 2015. The value of restricted stock units in the “Change in Control” row includes (i) the full value of the executive’s unvested Traditional (i.e., time-vesting) Awards, and (ii) the full value of the executive’s unvested award under the Three Year LTI Program (i.e., without regard to whether the performance criteria were met), in each case based on the Company’s closing stock price on November 27, 2015, the last trading day of fiscal 2015.

(4)	Stock options and restricted stock units vest upon an employee’s retirement after he or she turns 60. Both Mr. Lindsay and Mr. Conway turned 60 prior to the end of fiscal 2015.

(5)	Represents the present value at the end of fiscal 2015 of the Supplemental Pension’s lump sum benefit payable at normal retirement (age 65) plus the present value of the Pension Trust. These amounts are reflected in full in the Pension Benefits for Fiscal Year 2015 table included earlier in this Proxy Statement under the rows “Pension Trust” and “Supplemental Pension Plan” for Mr. Ferrise and Mr. Lindsay.

(6)	Represents the estimated value (equal to the expense recognized by the Company in the preparation of its financial statements) of continued coverage for three years for the following benefits: (i) medical and dental; (ii) life insurance; (iii) long-term disability insurance; (iv) 401(k) match; (v) 401(k) Restoration Program match; (vi) company car; (vii) financial planning services; and (viii) executive physical.

(7)	Mr. Ferrise retired at the end of fiscal 2015, at which time all of his unvested equity grants vested in accordance with the terms of the applicable awards.

(8)	Mr. Lindsay is credited with three additional years of service for purpose of calculating the benefit payable to him under the Supplemental Pension Plan in the event of a change in control in accordance with the terms of his CIC Agreement.

Equity Compensation Plan Information

The following table sets forth aggregated information about the 2014 Incentive Plan as of the last day of fiscal 2015, the only Company plan under which equity securities of the Company are currently authorized for issuance:

Number of securities
remaining available for
	Number of securities to be	Weighted-average	future issuance under equity
	issued upon exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans
approved by security holders	2,491,459 (1)	$48.46 (2)	5,322,043 (3)
Equity compensation plans not
approved by security holders	—	—	—
Total	2,491,459 (1)	$48.46 (2)	5,322,043 (3)
____________________

(1)	Includes 2,422,538 vested and unvested stock options and 68,921 unvested restricted stock units. Restricted stock units which have vested but the receipt of which has been deferred by the recipient are not included. Shares available under the 2014 Incentive Plan are reduced by one (1) share for each stock option granted and by two and three quarters (2.75) for each full-value award (e.g., restricted stock unit) granted.

(2)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding unvested restricted stock units, which have no exercise price.

(3)	An additional 296,500 stock options and 63,695 restricted stock units were granted during the first quarter of fiscal 2016, which are not included in the figures set forth above.

REPORT OF THE AUDIT COMMITTEE

The Board’s Audit Committee is comprised of four directors, all of whom are independent as such term is defined in the listing standards of the NYSE and Section 10A-3 of the Exchange Act. In addition, the Board has determined that two members of the Audit Committee, Paul Donovan (the Chairman) and Robert Burgstahler, are audit committee financial experts as such term is defined in the applicable rules of the SEC. The Audit Committee reviews the Company’s financial reporting process and its system of internal financial controls on behalf of the Board. Management of the Company has the primary responsibility for the financial statements and the reporting processes of the Company, including the system of internal controls, the presentation of the financial statements and the integrity of the financial statements. Management has represented to the Audit Committee that the Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and that its internal controls over financial reporting were effective as of November 28, 2015. The Company’s auditors, PricewaterhouseCoopers LLP, are engaged to audit the Company’s financial statements and to express an opinion on the conformity of such audited financial statements to GAAP and on the effectiveness of the Company’s internal controls over financial reporting. Members of the Audit Committee rely on the information provided to them and on the representations made by management and the information, representations, opinions and communications of the Company’s auditors.

In this context, the Audit Committee has reviewed and discussed the Company’s system of internal controls over financial reporting and its audited financial statements with management and the Company’s auditors. The Audit Committee has discussed with the Company’s auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from the Company’s auditors the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the auditor’s communications with the Audit Committee concerning independence, and discussed with the auditors their independence from the Company and its management. While the activities of the Audit Committee are designed to provide an additional level of review, such activities cannot provide absolute assurance that the audit of the Company’s financial statements and of the effectiveness of the Company’s internal controls over financial reporting has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with GAAP or that the Company’s auditors are in fact independent.

In reliance on the reviews and discussions referred to above and subject to the limitations set forth above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 28, 2015, for filing with the SEC.

Audit Committee

Paul Donovan, Chairman
Robert J Burgstahler
Philip R Lochner, Jr.
James L Packard

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

PROPOSAL NO. 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The shareholders of the Company are entitled to cast an advisory vote at the Annual Meeting to approve the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement. While this shareholder vote on executive compensation is an annual advisory vote that is not binding on the Company or the Board, the Company values the opinions of its shareholders and will consider the outcome of the vote when making future compensation decisions.

As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive the Company’s strategic direction and achieve annual and long-term performance necessary to create shareholder value. The program also seeks to align executive compensation with shareholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives.

The Company’s practice of placing a significant portion of each executive’s compensation at-risk demonstrates this pay-for-performance philosophy. In fiscal 2015, at least 50% of the target total direct compensation level (i.e., compensation other than changes in pension value and deferred compensation) of each individual who was an executive officer of the Company was in the form of “at-risk” elements (i.e., incentive cash compensation, stock options and restricted stock units). For the Company’s Chief Executive Officer during fiscal 2015, Mr. Conway, this figure was approximately 79%.

Additionally, the Company’s compensation programs are objective, transparent and do not tend to materially change from year to year. While the Committee and the Company retain discretion to alter these programs and to introduce new ones, they do so infrequently, but did so at the outset of fiscal 2015. Specifically, in fiscal 2015, the Company launched its Three Year LTI Program, under which performance-based vesting RSUs were granted to the Company’s named executive officers and certain other senior leaders of the Company, made certain refinements to its CVA Model and modestly increased the proportion of time-based RSUs granted to the Company’s named executive officers in comparison to stock options, all of which are discussed above in the Compensation Discussion and Analysis.

Generally speaking, the Company follows a conservative compensation philosophy that values long-term service and demonstrated performance. Base salaries and target total direct compensation of our executives are generally established at levels at or below median based on peer group and survey data, which was the case in fiscal 2015 and remains the case in fiscal 2016.

As described in the Executive Summary at the outset of the Compensation Discussion and Analysis, the compensation practices with respect to the compensation of the Company’s executive officers for fiscal 2015 reflected the above philosophies of conservatism and pay for performance. Fiscal 2015 was a disappointing year for many industrial companies, including the Company, and our financial results were below expectations. Consequently, our executives experienced significant declines in their respective compensation packages in fiscal 2015 compared to fiscal 2014 when measured at fiscal year-end as well as in the value of their personal holdings. In the case of Mr. Conway, the short-term cash incentive compensation actually paid to him fell by approximately 93% from 2014 levels, from approximately $1.4 million in fiscal 2014 to approximately $93,000 in fiscal 2015. Additionally, we believe that the Company’s fiscal 2015 financial results have made it highly unlikely that any of the performance-based RSUs granted to our named executive officers at the outset of fiscal 2015 will ultimately vest, and the Company is currently not accruing any associated liability under applicable accounting procedures. Assuming that such awards do not ultimately vest as the result of the applicable performance targets not being met, such awards will ultimately not have any value.

Under the heading of “Realizable Pay” in the Compensation Discussion and Analysis we have included a discussion of Mr. Conway’s realizable total direct compensation for 2015 utilizing the assumptions set forth therein. A primary difference between total compensation as reflected in the Summary Compensation Table and realizable pay involves equity-based awards. In this regard, total compensation with respect to equity awards granted during fiscal 2015 as reflected in the Summary Compensation Table is based on the grant date fair value of such awards (i.e., estimated at the time an award is granted), whereas our presentation of realizable pay values such equity awards based on the actual market price of our common stock at the end of fiscal year 2015 and takes into account the probable performance outcomes with respect to performance-based RSUs granted under the Three Year LTI Program. Consequently, the value of “Stock Awards” and “Total Compensation” for fiscal 2015 reflected for each named executive officer in the Summary Compensation Table, which reflects the grant date fair value of equity awards granted in 2015 in accordance with applicable SEC rules, is significantly higher than the amount of value that he is likely to ultimately realize in connection with such awards. Moreover, the discussion above under “Realizable Pay” in the Compensation Discussion and Analysis reflects how Mr. Conway’s realizable total direct compensation for fiscal 2015 was less than half of his target direct compensation for such fiscal year, which we believe reflects our pay-for-performance philosophy and our approach of placing a significant portion of our chief executive officer’s compensation at-risk.

Finally, in recognition of the Company’s fiscal 2015 results and the impact of a restructuring that the Company implemented in November 2015 which resulted in the elimination of approximately 200 jobs, our executive officers other than Mr. White will receive no merit increases or change in target total direct compensation levels in fiscal 2016, despite the fact that the Company’s target direct compensation levels remain below median in comparison with its peer group. It should be noted that this result was recommended by the senior management group itself, and is limited to them. Other Company employees (and Mr. White) will receive standard merit increases in fiscal 2016.

The Company believes that the foregoing exemplifies its commitment to pay for performance and shareholder alignment, that its compensation of the named executive officers for fiscal 2015 was appropriate and reasonable, and that its compensation programs and practices are sound and in the best interest of the Company and its shareholders.

Vote Required

Shareholders are being asked to vote on the following resolution (“Resolution”):

RESOLVED, that the shareholders of the Company approve, on an advisory and non-binding basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this Proxy Statement.

This advisory vote shall be approved if it receives the affirmative vote of a majority of shares of Common Stock of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote with respect to this proposal. As noted earlier in this Proxy Statement, broker non-votes will not affect the outcome of this proposal, and abstentions will be equivalent to a vote against this proposal. If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote FOR the Resolution.

The Board of Directors recommends a vote FOR the Resolution.

PROPOSAL 3 — SHAREHOLDER PROPOSAL RELATING TO
SUSTAINABILITY REPORTING

We have received a shareholder proposal from Walden Asset Management, a division of Boston Trust & Investment Management Company (collectively “Walden”), as primary filer, whose address is One Beacon Street, Boston, Massachusetts 02108. Walden indicated in its proposal that it holds 66,855 shares of our common stock and intends to submit a resolution for action at the Annual Meeting. Both the resolution and Walden’s statement in support thereof are set forth below, and are substantially similar to the ones filed with substantially similar proposals by Walden in 2014 and 2015. The Company notes that Walden reduced it shareholdings in the Company by more than 50% from the levels it held prior to submitting its 2015 proposal, from 138,680 shares to 66,855 shares.

There were also five co-filers to this shareholder proposal (all of whom were co-filers to Walden’s proposals in 2014 and 2015), and who collectively indicated that they hold 7,125 shares of our common stock. The names, addresses and shareholdings of the co-filers will be furnished by the Company to any person promptly upon the receipt of any oral or written request.

The Board has concluded that it cannot support this proposal for the reasons stated in the Board’s statement below, and urges shareholders to vote against the proposal.

Shareholder Proposal

RESOLVED

Shareholders request that CLARCOR issue a report describing the company’s present policies, performance and improvement targets related to key environmental, social and governance (ESG) risks and opportunities, including greenhouse gas (GHG) emissions reduction goals. The report should be available by year end 2016, prepared at reasonable cost, omitting proprietary information.

In support of their proposal, the proponents provided the following statement:

SUPPORTING STATEMENT

We believe tracking and reporting ESG practices strengthens a company’s ability to compete in today’s global business environment, which is characterized by finite natural resources, changing legislation, and heightened public expectations for corporate accountability. Reporting also helps companies gain strategic value from existing sustainability efforts, identify gaps and opportunities, develop company-wide communications, and recruit and retain employees.

Support for and the practice of sustainability reporting continues to gain momentum:

●	In 2013, KPMG found that of 4,100 global companies 71% had ESG reports.

●

The United Nations Principles for Responsible Investment has 1,380 signatories with $59 trillion in assets under management. These members publicly commit to: “seek appropriate disclosure on ESG issues by the entities in which we invest:” and to “incorporate ESG issues into investment analysis and decision making.”

●

CDP (formally the Carbon Disclosure Project), representing 822 institutional investors globally with approximately $95 trillion in assets, calls for company disclosure on GHG emissions and climate change management programs. 70% of the S&P 500 now report to CDP.

Currently, CLARCOR does not report on its sustainability efforts nor disclose GHG data.

Climate change is one of the most financially significant environmental issues currently facing CLARCOR’s investors and customers. Additionally, investors increasingly request detailed ESG performance metrics, including data on occupational health and safety, waste, workforce diversity, water usage, hazardous releases, energy efficiency, and product and operations related environmental impacts and goals by which to judge the company’s performance and management of these issues. This information helps investors to fully analyze the risks and opportunities associated with their investments.

As shareholders, we believe it is not prudent to disregard the above indicators, which can pose significant regulatory, legal, reputational and financial risk to the company and its shareholders.

In contrast, competitors like Pall Corporation, 3M and Parker-Hannifin offer shareholders important information through comprehensive sustainability reports and by responding to CDP.

By not reporting, CLARCOR is missing an opportunity to communicate with it shareholders about the company’s strategy to manage these potentially material factors. Accordingly, the company appears to be lagging its larger peers in managing ESG-related risks and opportunities.

Last year 45% of shares (excluding abstentions) voted in favor of this resolution, a substantial level of support that management should not ignore.

We recommend the report include a company-wide review of policies, practices and metrics related to ESG performance. The Global Reporting Initiative (GRI) index could be a helpful checklist for guidance. The GRI Guidelines are the most widely used reporting framework, enabling companies to focus on their most important ESG issues.

Statement of the Board in Opposition to the Shareholder Proposal

Walden submitted substantially similar proposals regarding ESG reporting in each of the last two years, which proposals were included in our 2014 and 2015 proxy statements and presented at our 2014 and 2015 annual meetings. Of the 44,417,154 votes cast at the 2015 annual meeting in connection with the 2015 proposal (not including broker non-votes), only 17,419,922 shares, or approximately 39%, voted “for” this proposal, while a total of 26,997,232 shares, or approximately 61%, either voted “against,” or affirmatively abstained from voting on this proposal (abstentions had the same legal effect as a vote against the proposal). Based on these voting results, we believe a significant majority of our shareholders agree with the Company’s position on this matter and disagree with Walden’s. The Company continues to believe that issuing a sustainability report as Walden requests would not be useful to our shareholders or to our business in any meaningful respect and that the Company should put its financial and human capital resources to better uses.

Since its founding in 1904, the Company has been an outstanding corporate citizen in all of the communities in which we operate. We conduct our business in strict compliance with applicable environmental, health and safety regulations and have strong corporate culture of “doing the right thing”, including with respect to ESG related matters. Our concern for environmental compliance and impact is considered a “core principle” in our Corporate Conduct Guidelines (a copy of which is available under the “Ethics and Compliance” tab of our corporate website). Perhaps most importantly, we are in the very business of helping others to protect the environment.

Preparing a sustainability report of the type proposed would involve significant expense and would not be an efficient use of our limited financial and human resources, particularly in the currently challenging business climate. As our shareholders are well aware, in November 2015 we announced a restructuring aimed at cutting costs in response to significant sales challenges that we and our competitors face across many of our markets. This included the painful step of eliminating over 200 jobs at the end of 2015, the majority of which were in the United States.

As we ask our employees to do more with less, we have little financial or human bandwidth to pursue initiatives, such as the one Walden proposes, that we believe would not deliver meaningful benefits to our shareholders. Instead, we must continue to pursue projects that are critical to our long-term success, such as research and development activities, the design and implementation of major IT systems and new product development.

In support of its proposal Walden notes that certain of our “larger peers” such as 3M Company, Parker-Hannifin Corporation and Pall Corporation issue sustainability reports. All of these companies are substantially larger than CLARCOR and have significantly greater resources and different business models, risk profiles, investor and customer bases, and environmental track records than CLARCOR. Although we may compete in certain markets with these companies, neither 3M nor Parker-Hannifin can fairly be considered our peers, and, following its recent acquisition by industrial conglomerate Danaher Corporation, neither can Pall.

We regularly assess our competitive position in the industries in which we participate, and we are confident that our ESG practices accord with legal requirements and industry expectations, and that our decision not to issue a sustainability report of the type proposed has no bearing on our competitive standing in any of our markets. As we noted last year, we do not believe that we have ever lost or endangered a business opportunity anywhere in the world because of our ESG practices or because we choose not to report on ESG data.

We are a decentralized company and we compete against a multitude of publicly and privately held companies around the world, large and small, that do not comprehensively collect, track, analyze and report on ESG data. We do not believe that our doing so would allow us to compete more effectively against such companies. To the contrary, we believe that adding the costs and distractions that such activities would necessarily entail, particularly given our decentralized structure, would only weaken our competitive position with such companies without providing any material benefits to the Company or our shareholders.

As we have stated in response to Walden’s prior proposals, our Board is responsible to the shareholders of the Company as a whole rather than to certain shareholder groups with particular investment philosophies or mandates, no matter how well intentioned they may be. In keeping with this responsibility, for the reasons noted above, we believe that preparing a sustainability report would not be an effective use of our resources or be beneficial to the Company or our shareholders. We therefore, once again, urge our shareholders to vote against Walden’s proposal.

For the reasons set forth above, the Board of Directors recommends a vote “AGAINST” this shareholder proposal relating to sustainability reporting.

Vote Required

The shareholder proposal to request the Company to prepare a report of the type proposed will be approved if (i) it is properly presented at the meeting and (ii) receives the affirmative vote of a majority of shares of Common Stock of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote with respect to the proposal. As noted earlier in this Proxy Statement, broker non-votes will not affect the outcome of this proposal, and abstentions will be equivalent to a vote against this proposal. If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote AGAINST the proposal. If this proposal is approved by our shareholders, the Board would consider the request and thereafter take any action that it believes appropriate in the exercise of its business judgment.

PROPOSAL NO. 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
ACCOUNTING FIRM

Information About Our Independent Registered Public Accounting Firm

The Audit Committee of our Board has appointed the Company’s historic independent registered public accounting firm PricewaterhouseCoopers, LLP (“PWC”) as the independent registered public accounting firm to audit the Company’s consolidated financial statements for fiscal year 2016, and believes that the continued retention of PWC as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders. Notwithstanding PWC’s selection, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its shareholders. The submission of this matter for approval by shareholders is not legally required. However, if the appointment is not ratified by our shareholders, the Audit Committee will consider whether it should appoint another independent registered public accounting firm. A representative of PWC is expected to be present at the 2016 Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and will respond to appropriate questions from shareholders.

Amounts Paid to PricewaterhouseCoopers LLP

The following table presents fees for professional services rendered by PWC for the audit of the Company’s consolidated financial statements as of and for the fiscal years ended November 28, 2015 and November 29, 2014, and fees billed for other services rendered by PWC during those periods. All numbers have been rounded to the nearest thousand, and any failure to sum correctly on the “Total” line is due to such rounding.

	Years Ended
	November 28,	November 29,
	2015	2014
Audit Fees	$2,174,000	$2,428,000
Audit-Related Fees	—	—
Tax Fees	$4,000 (1)	$38,000 (2)
All other Fees	—	—
Total	$2,178,000	$2,466,000
____________________

(1)	For tax work in connection with one of the Company’s European subsidiaries;

(2)	For tax work in connection with (i) certain of the Company’s European subsidiaries; and (ii) certain international customs matters.

Audit Committee Pre-Approval Process

The charter of the Audit Committee provides that the Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditors and must approve in advance any non-audit services to be performed by the independent auditors. The Audit Committee reviews each proposed engagement to determine whether the provision of non-audit services is compatible with maintaining the independence of the independent auditors, and concluded that the provision of such non-audit services by PwC was compatible with the maintenance of the firm’s independence in the conduct of its auditing functions. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. All of the fees shown above were pre-approved by the Audit Committee.

Vote Required

A shareholder may mark the accompanying form of proxy to (i) vote for the ratification of the appointment of PWC, (ii) abstain from voting, or (iii) vote against the ratification of the appointment of PWC. If a quorum is present at the Annual Meeting, ratification of the appointment of PWC requires the affirmative vote of a majority of the shares of Common Stock of the Company present in person or represented by proxy at the meeting and entitled to vote with respect to the ratification of the appointment of PWC. Shares represented by proxies which are marked to indicate abstention from this matter will be considered as present and entitled to vote and will therefore be equivalent to a vote against the ratification of PWC’s appointment.

The ratification of the appointment of PWC is a routine matter and may be voted upon by banks, brokerage firms or other nominees without instruction from the beneficial owner of such shares. Consequently, proxies submitted by banks, brokerage firms or other nominees for shares beneficially owned by other persons may, in the absence of specific instructions from such beneficial owners, vote the shares for or against the ratification of the appointment of PWC at the discretion of the bank, brokerage firm or other nominee. If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote FOR the ratification of the selection of in accordance with the Board’s recommendation below.

The Board of Directors recommends a vote FOR the ratification of the selection of PWC.

MISCELLANEOUS

Internet Website

The Company’s Internet address is www.clarcor.com. The Company makes available, free of charge, on this website, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K and amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such forms are electronically filed with the SEC. In addition, the following corporate governance documents can be found on the Corporate Governance section of this website: (a) charters for the Audit Committee, the Director Affairs/Corporate Governance Committee and the Compensation Committee of the Board of Directors; (b) Corporate Conduct Guidelines; (c) Code of Ethics for Chief Executive Officer and Senior Financial Officers; (d) Corporate Governance Guidelines; (e) Disclosure Controls and Procedures; (f) Procedures Regarding Reports of Misconduct or Alleged Misconduct; (g) the Company’s Insider Trading Policy; and (h) the Company’s By-laws. Copies of all of these documents can also be obtained, free of charge, upon written request to the Corporate Secretary, CLARCOR Inc., 840 Crescent Centre Drive, Suite 600, Franklin, TN 37067.

As indicated on the introductory pages to this Proxy Statement, copies of this Proxy Statement are available free of charge at: www.clarcorproxy.com.

Proposals of Security Holders for 2017 Annual Meeting of Shareholders

Under Rule 14a-8 of the Exchange Act, any proposal which a shareholder of the Company intends to present at the Annual Meeting of Shareholders to be held in 2017 and which such shareholder desires to have included in the Company’s proxy materials for such meeting must be received by the Secretary of the Company not less than 120 calendar days before the anniversary date of this year’s proxy statement, or October 22, 2016 and otherwise comply with the requirements of Rule 14a-8. If a shareholder wishes to present a proposal at the Annual Meeting of Shareholders to be held in 2016 but not include it in the Company’s proxy materials or submit a nomination for director, under the Company’s By-Laws such proposal must be received by the Secretary of the Company not less than 120 days nor more than 150 days prior to the anniversary date of this year’s Annual Meeting. Since the Annual Meeting of Shareholders of the Company will be held on March 29, 2016, written notice of any such proposal must be received by the Company no earlier than October 30, 2016 and no later than November 29, 2016. In addition, such proposal must meet certain other requirements that are set forth in the Company’s By-Laws. A copy of the Company’s By-Laws may be obtained on the Company’s website or without charge from the Secretary of the Company.

Expense of Solicitation of Proxies

The expense of solicitation of proxies, including printing and postage, will be paid by the Company. In addition to the use of the mail, proxies may be solicited personally, or by telephone, by officers and regular employees of the Company. The Company has employed Georgeson, Inc. to solicit proxies for the Annual Meeting from brokers, bank nominees and other institutional holders. The Company has agreed to pay $1,250 plus the out-of-pocket expenses of Georgeson, Inc., for these services. The Company will reimburse brokers and other persons holding stock in their names, or in the name of nominees, for their expenses for sending proxy materials to principals and obtaining their proxies.

Householding

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single set of proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and/or would prefer to receive a separate set of proxy materials, please notify your broker if your shares are held in a brokerage account or our transfer agent, Computershare Investor Services 250 Royall Street Canton, Massachusetts 02021, telephone: 1-800-622-6757 (in the U.S., Canada & Puerto Rico); 1-781-575-4735 (outside the U.S., Canada & Puerto Rico), if you hold registered shares. You may also notify us by contacting the Company’s Secretary, Richard M. Wolfson, at 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067, telephone: (615) 771-3100, and we will promptly deliver such materials to you. You may also contact the above if you (and other shareholders sharing the same address) are receiving multiple copies of proxy materials and wish to receive only one.

By Order of the Board of Directors

/s/ RICHARD M. WOLFSON
RICHARD M. WOLFSON

Secretary

Franklin, Tennessee
February 19, 2016

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 AM EST on March 29, 2016.

Vote by Internet
●	Go to www.investorvote.com/CLC
●	Or scan the QR code with your smartphone
●	Follow the steps outlined on the secure website

Vote by telephone
●	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
●	Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees; FOR Proposal 2; AGAINST Proposal 3; and FOR Proposal 4.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 - Robert J. Burgstahler	☐	☐	02 - Christopher L. Conway	☐	☐	03 - Paul Donovan	☐	☐

04 - Thomas W. Giacomini	☐	☐

		For	Against	Abstain
2.	Say on Pay - An advisory non-binding vote on the approval of executive compensation.	☐	☐	☐

4.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 3, 2016.	☐	☐	☐

		For	Against	Abstain
3.	Vote regarding the shareholder proposal relating to sustainability reporting.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

4 3 D V
028XGA

YOUR VOTE IS IMPORTANT!

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy / Voting Instruction Card — CLARCOR Inc.

CLARCOR INC.
This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on March 29, 2016

The undersigned hereby appoints JAMES W. BRADFORD, WESLEY M. CLARK, MARK A. EMKES, ROBERT H. JENKINS, PHILIP R. LOCHNER, JR., and JAMES L. PACKARD or any one or more of them, acting alone or jointly as the true and lawful attorneys of the undersigned, with power of substitution, to vote as proxies for the undersigned at the Annual Meeting of Shareholders of CLARCOR Inc. (the “Company”) to be held at the offices of the Company, 840 Crescent Centre Dr., Suite 600, Franklin, TN 37067, on Tuesday, March 29, 2016 at 9:00 a.m., Central Time, and all adjournments or postponements thereof, all shares of Common Stock which the undersigned would be entitled to vote and all as fully and with the same effect as the undersigned could do if then personally present.

Receipt is acknowledged of the Company’s Annual Report to Shareholders for the fiscal year ended November 28, 2015, and the Notice and Proxy Statement for the above Annual Meeting.

The Company is aware of four matters to be voted upon at this Annual Meeting: (i) the election of directors — the nominees are Robert J. Burgstahler, Christopher L. Conway, Paul Donovan and Thomas W. Giacomini; (ii) a non-binding advisory vote on the Company’s executive compensation; (iii) a vote on a shareholder proposal relating to sustainability reporting; and (iv) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 3, 2016.

You are encouraged to specify your choices by marking the appropriate boxes (see reverse side), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. If a vote is not specified, the proxies named above will vote FOR the nominees for election as Directors, FOR the approval of the Company’s executive compensation, AGAINST the shareholder proposal relating to sustainability reporting, and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 3, 2016. The proxies named above are authorized to vote in their discretion upon any other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies cannot vote your shares unless you sign and return this card.

(Continued and to be signed on the reverse side)